                                                                 EXHIBIT 10.64


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                            ASSET PURCHASE AGREEMENT



                                    between



                GREEN VALLEY ATHLETIC CLUB LIMITED PARTNERSHIP,
                         a Delaware limited partnership




                                      and



                         THE SPORTS CLUB COMPANY, INC.,
                             a Delaware corporation





                            Dated as of May 1, 1997



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
                               TABLE OF CONTENTS

                                                                                                          PAGE
SECTION 1.       PURCHASE AND SALE OF ASSETS.                                                              1
                 1.1      ASSETS TO BE TRANSFERRED.                                                        1
                          (a)     LEASED REAL PROPERTY.                                                    1
                          (b)     PERSONAL PROPERTY LEASES.                                                1
                          (c)     MACHINERY AND EQUIPMENT.                                                 2
                          (d)     CONTRACTS.                                                               2
                          (e)     MEMBERSHIP AGREEMENTS.                                                   2
                          (f)     RECORDS AND FILES.                                                       2
                          (g)     TELEPHONE NUMBERS.                                                       2
                          (h)     INVENTORY.                                                               2
                          (i)     PROPRIETARY ASSETS.                                                      2
                 1.2      EXCLUDED ASSETS.                                                                 2
                          (a)     CONSIDERATION.                                                           2
                          (b)     TAX CREDITS.                                                             3
                          (c)     PARTNERSHIP FRANCHISE.                                                   3
                          (d)     TAX RECORDS.                                                             3
                          (e)     LICENSES; PERMITS.                                                       3
                 1.3      LIABILITIES TO BE ASSUMED.                                                       3
                          (a)     MEMBERSHIP AGREEMENTS.                                                   3
                          (b)     SPECIFIED CONTRACTUAL LIABILITIES.                                       3
                          (c)     LIABILITIES UNDER LEASES, PERMITS AND LICENSES.                          3
                 1.4      LIABILITIES NOT TO BE ASSUMED.                                                   3
                          (a)     CERTAIN CONTRACTS.                                                       3
                          (b)     TAXES ARISING FROM TRANSACTION.                                          4
                          (c)     INCOME AND FRANCHISE TAXES.                                              4
                          (d)     INSURED CLAIMS.                                                          4
                          (e)     LITIGATION MATTERS.                                                      4
                          (f)     TRANSACTION EXPENSES.                                                    4
                          (g)     LIABILITY FOR BREACH.                                                    4
                          (h)     LIABILITIES TO AFFILIATES.                                               4
                          (i)     VIOLATION OF LAW.                                                        4
                          (j)     INFRINGEMENTS.                                                           4
                 1.5      PURCHASE PRICE.                                                                  4
                 1.6      DELIVERIES INTO ESCROW.                                                          6
                 1.7      SELLER'S CONDITIONS TO CLOSING.                                                  7
                 1.8      PURCHASER'S CONDITIONS TO CLOSING.                                               7
                 1.9      CLOSING.                                                                         10
                 1.10     PURCHASE PRICE ALLOCATION.                                                       11
                 1.11     SALES TAXES.                                                                     11
                 1.12     ACCOUNTING TREATMENT.                                                            11
                 1.13     TAX CONSEQUENCES.                                                                11
                 1.14     FURTHER ACTION.                                                                  11
                 1.15     PRORATIONS.                                                                      11





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
SECTION 2.       REPRESENTATIONS AND WARRANTIES OF SELLER.                                                 14
                 2.1      DUE ORGANIZATION; NO SUBSIDIARIES; ETC.                                          14
                 2.2      FINANCIAL STATEMENTS.                                                            15
                 2.3      ABSENCE OF CHANGES.                                                              15
                 2.4      TITLE TO ASSETS.                                                                 17
                 2.5      MEMBERS.                                                                         17
                 2.6      EQUIPMENT, ETC.                                                                  18
                 2.7      REAL PROPERTY.                                                                   18
                 2.8      PROPRIETARY ASSETS.                                                              19
                 2.9      CONTRACTS.                                                                       19
                 2.10     COMPLIANCE WITH LEGAL REQUIREMENTS.                                              19
                 2.11     GOVERNMENTAL AUTHORIZATIONS.                                                     20
                 2.12     EMPLOYEE MATTERS; LABOR MATTERS; AND BENEFIT PLANS.                              20
                 2.13     ENVIRONMENTAL MATTERS.                                                           21
                 2.14     RELATED PARTY TRANSACTIONS.                                                      21
                 2.15     PROCEEDINGS; ORDERS.                                                             22
                 2.16     AUTHORITY; BINDING NATURE OF AGREEMENTS.                                         22
                 2.17     NON-CONTRAVENTION; CONSENTS.                                                     22
                 2.18     INFORMATION.                                                                     23
SECTION 3.       "AS IS"; DUE DILIGENCE COMPLETED; DISCLAIMER OF ADDITIONAL WARRANTIES OF SELLER.          23
SECTION 4.       REPRESENTATIONS AND WARRANTIES OF PURCHASER.                                              24
                 4.1      DUE ORGANIZATION.                                                                24
                 4.2      AUTHORITY; BINDING NATURE OF AGREEMENT.                                          24
                 4.3      NON-CONTRAVENTION; CONSENTS.                                                     24
SECTION 5.       INDEMNIFICATION, ETC.                                                                     25
                 5.1      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.                                      25
                 5.2      INDEMNIFICATION BY SELLER.                                                       25
                 5.3      INDEMNIFICATION BY PURCHASER.                                                    26
                 5.4      NONEXCLUSIVITY OF INDEMNIFICATION REMEDIES.                                      26
                 5.5      LIMITATIONS ON INDEMNIFICATION.                                                  26
                 5.6      DEFENSE OF THIRD PARTY CLAIMS BY SELLER.                                         27
                 5.7      DEFENSE OF THIRD PARTY CLAIMS BY PURCHASER.                                      28
                 5.8      EXERCISE OF REMEDIES BY INDEMNITEES.                                             29
SECTION 6.       ADDITIONAL COVENANTS AND AGREEMENTS.                                                      29
                 6.1      INTERIM CONDUCT OF THE BUSINESS.                                                 29
                 6.2      STANDSTILL BY SELLER.                                                            29
                 6.3      ACCESS.                                                                          29
                 6.4      PRESERVATION OF BUSINESS AND RELATIONSHIPS.                                      30
                 6.5      NO INCONSISTENT ACTION.                                                          30
                 6.6      INVESTMENT OBLIGATION.                                                           30





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
                 6.7      BULK SALE.                                                                       30
                 6.8      LIQUOR LICENSE.                                                                  30
                 6.9      COMPLIMENTARY MEMBERSHIPS.                                                       31
                 6.10     [Intentionally omitted]                                                          31
MISCELLANEOUS PROVISIONS.                                                                                  32
                 7.1      FURTHER ASSURANCES.                                                              32
                 7.2      FEES AND EXPENSES.                                                               32
                 7.3      ATTORNEYS' FEES.                                                                 32
                 7.4      NOTICES.                                                                         33
                 7.5      PUBLICITY; CONFIDENTIALITY.                                                      34
                 7.6      [INTENTIONALLY OMITTED]                                                          35
                 7.7      TIME OF THE ESSENCE.                                                             35
                 7.8      HEADINGS.                                                                        35
                 7.9      COUNTERPARTS.                                                                    35
                 7.10     GOVERNING LAW;.                                                                  36
                 7.11     SUCCESSORS AND ASSIGNS.                                                          36
                 7.12     REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE.                                       36
                 7.13     WAIVER.                                                                          36
                 7.14     AMENDMENTS.                                                                      37
                 7.15     SEVERABILITY.                                                                    37
                 7.16     PARTIES IN INTEREST.                                                             37
                 7.17     ENTIRE AGREEMENT.                                                                37
                 7.18     BROKERS.                                                                         37
                 7.19     CONSTRUCTION.                                                                    37
                 7.21     AUTHORITY TO SIGN.                                                               38
                 7.22     SURVIVAL POST-CLOSING.                                                           39





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
                                    EXHIBITS


Exhibit A:                Certain Definitions

Exhibit B:                Form of Assignment of Contracts

Exhibit C:                Form of Assignment of Leases

Exhibit D:                Form of Bill of Sale

Exhibit E:                Form of Restrictive Use Covenant

Exhibit F:                Form of IP License

Exhibit G:                Form of CC&R Amendment

Exhibit H:                Form of ARC Estoppel


                                   SCHEDULES

Schedule 1.1(d)           Assumed Contracts

Schedule 1.8(a)(ii)       Additional Seller Delivery Items

Schedule 6.6              List of Possible Improvements

Disclosure Schedule





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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of May 1, 1997, by and between GREEN VALLEY ATHLETIC CLUB LIMITED PARTNERSHIP, a Delaware limited partnership ("Seller"), and THE SPORTS CLUB COMPANY, INC., a Delaware corporation ("Purchaser"). Certain capitalized terms used in this Agreement are defined on Exhibit A.

                                    RECITALS

         A. Seller desires to sell to Purchaser, and Purchaser desires to purchase from the Seller, (the "Acquisition") substantially all of the assets used or held for use by Seller in the operation of the Green Valley Athletic Club located at 2100 Olympic Avenue, Henderson, Nevada (the "Club").

         B.      Seller leases the real property and improvements
(collectively, the "Real Property") constituting a part of the Club from Green Valley Investment Company, Inc. (the "Fee Owner")

         C. Concurrently with the consummation of the Acquisition, and as a condition thereto, Purchaser intends to purchase the Real Property from the Fee Owner pursuant to a separate purchase agreement, dated concurrently herewith, between Purchaser and the Fee Owner (the "Real Property Purchase Agreement").

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, Purchaser, and Seller, intending to be legally bound, agree as follows

SECTION 1.       PURCHASE AND SALE OF ASSETS.

                 1.1 ASSETS TO BE TRANSFERRED. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Seller shall sell, transfer, convey, assign, and deliver to Purchaser and Purchaser shall purchase and accept all of the business, rights, claims and assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever situated) of the Seller, other than the Excluded Assets (as hereinafter defined) relating to the Club (collectively, the "Purchased Assets"). The Purchased Assets shall include, but not be limited to, the following:

                           (a)    LEASED REAL PROPERTY. All of the real
property leases of the Seller, including the leases described on Part 2.7 of the Disclosure Schedule (the "Real Property Leases"), if any.

                           b)     PERSONAL PROPERTY LEASES. All leases of
machinery, equipment,
vehicles, furniture and other personal property leased by Seller, including all such leases (the "Personal Property Leases") described on Part 2.6 of the Disclosure Schedule.

                           (c)    MACHINERY AND EQUIPMENT. All machinery,
equipment, vehicles, tools, supplies, spare parts, furniture and all other personal property not included in inventory (other than personal property leased pursuant to Personal Property Leases) owned, utilized or held for use by Seller and relating to the Club, including, without limitation, the uninstalled elevator, the uninstalled washer/drier and the Club's telephone system ($37,133.68 of the Purchase Price being specifically allocated to the purchase of the telephone system free and clear of all liens, encumbrances or third party claims).

                           (d)    CONTRACTS. Other than the Membership
Agreements, all Contracts contractual rights, purchase orders and sales orders (the "Assumed Contracts") of Seller that are listed on Schedule 1.1(d) and expressly assumed by Purchaser.

                           (e)    MEMBERSHIP AGREEMENTS. All of the Membership
Agreements, including rights to renewals, monthly membership fees subject to
Section 1.15, receivables and other rights related thereto.

                           (f)    RECORDS AND FILES. All membership lists, in
both written format and Seller's customary machine readable format, records, files, invoices, customer lists, blueprints, specifications, designs, drawings, accounting records, business records, operating data and other data of Seller, including without limitation all billing/accounting hardware and software.

                           (g)    TELEPHONE NUMBERS. All local telephone
numbers associated with the Club.

                           (h)    INVENTORY. All inventories of raw materials,
work-in-process and finished goods (including all such in transit) of the Seller, together with related packaging materials (collectively the "Inventory").

                          (i)     PROPRIETARY ASSETS.  All of Seller's right,
title and interest in any Proprietary Assets, except if and to the extent of any rights of ANC, Inc. in and to the name "Green Valley" and the logo identified in Part 2.8 of the Disclosure Schedule.

                          (j)     STATUTE.  The bronze statute, entitled "Match
Point", located in front of the Club.

                 1.2 EXCLUDED ASSETS. The provisions of Section 1.1 notwithstanding, Seller shall not sell, transfer, assign, convey or deliver to Purchaser, and Purchaser will not purchase or accept the following assets of Seller (collectively the "Excluded Assets"):

                          (a)    CONSIDERATION. The consideration delivered by
Purchaser to Seller pursuant to this Agreement.





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

                           (b)    TAX CREDITS. Federal, state and local income
and franchise tax credits and tax refund claims.

                           (c)    PARTNERSHIP FRANCHISE. Seller's franchise to
be a limited partnership, its certificate of limited partnership, and its books and records having exclusively to do with its organization and capitalization.

                           (d)    TAX RECORDS. Seller's income and franchise
tax returns and tax records.

                           (e)    LICENSES; PERMITS. All licenses, permits and
approvals of Seller.

                           (f)     CASH AND CASH EQUIVALENTS.  All cash and
cash equivalents of Seller.

                          (g)     STATUE.  The bronze statue, entitled "Match
Point", located in front of the Club. Seller shall after the date of Closing remove such statue, at Seller's sole expense, from in front of the Club. Such removal shall be done so as to disrupt, to the minimum extent reasonably possible, the daily operations of the Club. Such removal shall include Seller's restoration of the former site of such statue to its condition existing before such statue was first placed thereon.

                 1.3 LIABILITIES TO BE ASSUMED. Subject to the terms and conditions of this Agreement, on the Closing Date, Purchaser shall assume and agree to perform and discharge to the extent indicated below the following, and only the following, specific debts, liabilities and obligations of the Seller (collectively the "Assumed Liabilities"):

                           (a)    MEMBERSHIP AGREEMENTS. Seller's obligation to
honor and service the Membership Agreements, other than any refunds arising before Closing, the payment of which shall be the sole responsibility of Seller and shall be paid by Seller directly.

                           (b)    SPECIFIED CONTRACTUAL LIABILITIES. The
Specified Contractual Liabilities.

                           (c)    LIABILITIES UNDER LEASES, PERMITS AND
LICENSES. Seller's obligations arising from and after the Closing Date under the Real Property Leases and any of the permits or licenses assigned to Purchaser at the Closing.

                 1.4 LIABILITIES NOT TO BE ASSUMED. Except as and to the extent specifically set forth in Section 1.3, Purchaser is not assuming any debts, liabilities, obligations or contracts of the Seller and all such debts, liabilities, obligations and contracts shall be and remain the responsibility of the Seller. Notwithstanding the provisions of Section 1.3 and without limiting the generality of the foregoing, Purchaser is not assuming and the Seller shall not be deemed to have transferred to Purchaser the following debts, liabilities, obligations and contracts of Seller:

                           (a)    CERTAIN CONTRACTS. The obligations of the
Seller under and pursuant to any contract or lease (i) that by its terms may not be assigned by Seller or (ii) that Seller may not assign, without another party's consent, if such consent has not been obtained. Notwithstanding the foregoing, however, the equipment leases identified in Part 2.6 of the Disclosure Schedule shall be assigned to, and assumed by, Purchaser at Closing regardless of whether the terms of such equipment leases permit such assignment or whether the consent of any such equipment lessor has then been obtained.

                           (b)    TAXES ARISING FROM TRANSACTION. Any United
States, foreign, state or other taxes applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to Purchaser and the other transactions contemplated by this Agreement, including but not limited to any transfer, sales, use, gross receipts or documentary stamp taxes.

                           (c)    INCOME AND FRANCHISE TAXES. Any liability or
obligation of the Seller for Federal income taxes and any state or local income, profit or franchise taxes (and any penalties or interest due on account thereof).

                           (d)    INSURED CLAIMS. Any liability of the Seller
insured against, to the extent such liability is or will be paid by an insurer.

                           (e)    LITIGATION MATTERS. Any liability or
obligation with respect to any suits, actions, claims or Proceedings arising out of or in any way related to the operation of the Club prior to Closing, whether or not described on Part 2.15 of the Disclosure Schedule.

                           (f)    TRANSACTION EXPENSES. All liabilities, costs,
obligations or expenses incurred by, or on behalf of the Seller in connection with this Agreement and the transactions contemplated herein.

                           (g)    LIABILITY FOR BREACH. Liabilities and
obligations of the Seller for any breach or failure to perform any of the Seller's covenants and agreements contained in, or made pursuant to, this Agreement, or, prior to the Closing, any other Contract, whether or not assumed hereunder, including any breach arising from assignment of such contracts hereunder without consent of third parties, unless Purchaser accepts such assignment with Knowledge that such consent was not obtained.

                           (h)    LIABILITIES TO AFFILIATES. Liabilities and
obligations of the Seller to its Affiliates.

                           (i)    VIOLATION OF LAW. Any liability or obligation
with respect to any violation of or failure to comply with any Legal Requirement or Order arising out of or in any way related to the Club or its operations on or before Closing.

                           (j)    INFRINGEMENTS. Any liability to a third party
under the Seller's

Proprietary Assets.



                 1.5      PURCHASE PRICE.

                          (a)     As consideration for the sale of Purchased
Assets, at Closing Purchaser shall (i) pay to the Seller a total of $3,712,133.68 (the "Purchase Price"), and (ii) assume the Assumed Liabilities by executing and delivering to Seller an Assignment of Contracts (the "Contract Assignment") in substantially the form of Exhibit B and an Assignment of Leases (the "Lease Assignment") in substantially the form of Exhibit C. The Purchase Price shall be payable by Purchaser as follows:

                          (b)     Purchaser has deposited into an interest
bearing escrow (the "Escrow") established with Nevada Title Company ("Deposit Holder") the sum of $53,850, in immediately available funds (such amount, together with the interest earned thereon, being hereinafter referred to as the "Deposit"). The Deposit shall be credited against the Purchase Price.

                          (c)     At Closing, such sum as may be necessary to
make Purchaser's total cash deposit with Deposit Holder equal the Purchase Price, after giving effect to any and all of Purchaser's and Seller's credits and debits pursuant hereto, including, without limitation, the Deposit.

                          (d)     [Intentionally omitted]

                          (e)     [Intentionally omitted]

                          (f)     Purchaser and Seller agree that all sums
deposited by Purchaser pursuant hereto shall be invested in treasury bills, certificates of deposit, short term money market instruments or bank repurchase contracts approved by Purchaser and Seller, in such manner as to make all such sums (and the interest earned thereon) available on the date for Closing. Purchaser and Seller hereby instruct Deposit Holder to so invest such sums and to return to Purchaser, upon Closing, all sums in excess of those needed to satisfy Purchaser's obligations hereunder to Seller. Interest earned thereon shall be for the account of Purchaser, and Purchaser shall provide Deposit Holder with Purchaser's taxpayer identification number for use in opening the Escrow.

                          (g)     Any funds to be delivered hereunder shall be
immediately available federal funds wire transferred. It shall be Purchaser's responsibility to obtain adequate wiring instructions for an escrow account of Deposit Holder.

                          (h)     If Purchaser has not previously terminated
this Agreement, by written notice to Seller and Deposit Holder pursuant to the terms and conditions of this Agreement, then the Deposit Holder shall deliver the Deposit to Seller, in accordance with such wire transfer instructions as Seller shall give to Deposit Holder, immediately upon the expiration of the Due Diligence Period. Thereafter, if the Closing shall fail to occur solely because of the breach of Purchaser under this Agreement, then Seller shall be entitled to





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
retain the Deposit, as liquidated damages and not as a penalty and as Seller's sole remedy. However, if Closing shall thereafter fail to occur for any other reason or reasons, then Seller shall return the Deposit promptly to Purchaser upon Purchaser's request therefor at any time after the scheduled date for Closing, or on such sooner date as this transaction is cancelled by Purchaser and Seller. THE PARTIES AGREE THAT THEY HAVE NEGOTIATED WITH REGARD TO THE DETERMINATION OF DAMAGES AND HAVE CONCLUDED THAT, IF CLOSING FAILS TO OCCUR SOLELY BECAUSE OF THE BREACH OF PURCHASER UNDER THIS AGREEMENT, THEN IT WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO DETERMINE THE SELLER'S DAMAGES, THAT THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES IN SUCH EVENT, AND THAT THE SELLER, AS ITS SOLE REMEDY AND NOT AS A PENALTY, SHALL BE ENTITLED TO RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES. THE PARTIES HEREBY ACKNOWLEDGE THAT THEY ARE IN EQUAL BARGAINING POSITIONS, ARE SOPHISTICATED IN BUSINESS MATTERS AND WERE REPRESENTED BY COUNSEL AT ALL TIMES DURING THE NEGOTIATION OF THIS LIQUIDATED DAMAGES PROVISION.

__________________________           __________________________
       Purchaser                              Seller


                 1.6      DELIVERIES INTO ESCROW.

                          (a)     On or before the Closing Date, Seller, shall
deposit the following items (collectively, the "Seller Delivery Items") into the Escrow:

                                  (i)      An estoppel certificate, in form and
substance reasonably acceptable to Purchaser, from each of the Subtenants whose Subleases are to be an Assumed Contract.

                                  (ii)     Four fully executed and notarized
originals of the CC&R Amendment.

                                  (iii)    Four duly authorized and fully
executed originals of the ARC Estoppel.

                          (b)     On or before the Closing Date, Purchaser
shall deposit the following items (collectively, the "Purchaser Delivery Items") into Escrow:

                                  (i)      The Purchase Price, subject to and
in accordance with the terms and conditions of Section 1.5.

                          (c)     On or before the Closing Date, Seller and
Purchaser shall deposit the following items (collectively, the "Joint Delivery Items") into the Escrow:

                                  (i)      Four fully executed originals of the
Contract Assignment.





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

                                  (ii)     Four fully executed and notarized
originals of the Lease Assignment.

                                  (iii)    Four fully executed originals of the
Bill of Sale.

                                  (iv)     Four fully executed originals of the
license agreement for the proprietary assets referenced in Part 2.8 of the Disclosure Schedule in the form attached hereto as Exhibit F (the "IP License").

The Seller Delivery Items, the Purchaser Delivery Items and the Joint Delivery Items are referred to, collectively, as the "Delivery Items".

                 1.7      SELLER'S CONDITIONS TO CLOSING.

                          (a)     Seller's obligations to consummate the
Transactions are conditioned upon the following:

                                  (i)      All Delivery Items shall have been
deposited into the Escrow.

                                  (ii)     All of the representations and
warranties of Purchaser contained herein shall be true and correct in all material respects on and as of the Closing Date as though remade and republished as of said date.

                                  (iii)    Purchaser shall have performed and
complied with all of its obligations and covenants hereunder in all material respects.

                          (b)     There is no Proceeding pending or threatened
pertaining to the Transactions or their consummation that shall have been instituted or threatened by any Governmental Body or Person.

                          (c)     The closing of the purchase and sale of the
Real Property shall have occurred simultaneously with Closing hereunder in accordance with the Real Property Purchase Agreement. Notwithstanding anything to the contrary contained in this Agreement, Purchaser and Seller expressly agree that a proper election by either Purchaser or Seller to terminate this Agreement at any time in accordance with any of the terms hereof shall be deemed to be a proper election by Purchaser or the Fee Owner, respectively, to terminate the Real Property Purchase Agreement and that a proper election by either Purchaser or the Fee Owner to terminate the Real Property Purchase Agreement at any time in accordance with any of the terms thereof shall be deemed to be a proper election by Purchaser or Seller, respectively, to terminate this Agreement.

                          (d)     Deposit Holder shall hold, for recordation by
Deposit Holder prior to Deposit Holder's recordation of the Lease Assignment, one fully executed and notarized original of the Restrictive Use Covenant.





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

                 1.8      PURCHASER'S CONDITIONS TO CLOSING.

                          (a)     Purchaser's obligations to consummate the
Transactions are conditioned upon the following:

                                  (i)      All Delivery Items shall have been
deposited into the Escrow.

                                  (ii)     All items listed on Schedule
1.8(a)(ii) shall have either been delivered to Purchaser or shall be located at the Club at Closing.

                                  (iii)    A State of Nevada business license
and a City of Henderson business license (such two licenses, the "Identified Approval") shall have been obtained by Purchaser in Purchaser's name so as to enable Purchaser legally to operate the Club from and after Closing; it being agreed that Purchaser shall work diligently, with Seller's assistance if and to the extent reasonably required and at no out-of-pocket cost or liability to Seller, to obtain all Identified Approvals. The Purchaser's obtaining either a liquor license for the Club or the consent of any equipment lessor identified in Part 2.6 of the Disclosure Schedule shall not be a condition precedent to Purchaser's obligations to consummate the Transactions.

                                  (iv)     All of the representations and
warranties of Seller contained herein shall be true and correct in all material respects on and as of the Closing Date as though republished and remade on and as of that date; it being expressly understood and agreed, however, that changes in representations and warranties which do not have a material adverse effect upon the business of the Club shall in no event be a basis giving rise to a right of Purchaser to terminate this Agreement pursuant to Section 1.8(c).

                                  (v)      Seller shall have performed and
complied with all of its obligations and covenants hereunder in all material respects.

                                  (vi)     The closing of the purchase and sale
of the Real Property shall have occurred simultaneously with Closing hereunder in accordance with the Real Property Purchase Agreement. Notwithstanding anything to the contrary contained in this Agreement, Purchaser and Seller expressly agree that a proper election by either Purchaser or Seller to terminate this Agreement at any time in accordance with any of the terms hereof shall be deemed to be a proper election by Purchaser or the Fee Owner, respectively, to terminate the Real Property Purchase Agreement and that a proper election by either Purchaser or the Fee Owner to terminate the Real Property Purchase Agreement at any time in accordance with any of the terms thereof shall be deemed to be a proper election by Purchaser or Seller, respectively, to terminate this Agreement.

                                  (vii)    Purchaser's approval, in its sole
discretion, on or before the expiration of the Due Diligence Period, of any and all aspects of the Club and/or its





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

operations, including, without limitation, all financial records of Seller, including without limitation, operating statements, payrolls records, capital expenditures budgeted, bid and completed, inventory, warranties and service agreements; the reciprocal easement agreement (parking agreement) governing common areas of Town Center together with any amendments thereto; all parking arrangements applicable to the Club; the Club's zoning; the results of Purchaser's physical inspections of the Club and all components thereof, including without limitation all building equipment; a current ALTA survey for the Club; leases or license agreements with, and estoppels from, any subtenants, licensees or concessionaires of Seller; a preliminary title report, based upon a current ALTA survey, together with all underlying documentation; and the status of Purchaser's continued right, after the Closing, to retain the existing signage for the Club located within Town Center on Sunset.
Purchaser's failure to give notice to Seller terminating this Agreement on or before the expiration of the Due Diligence Period shall conclusively be deemed to be Purchaser's approval of any and all aspects of the Club and/or its operations. Subject to the terms and conditions hereof, the "Due Diligence Period" shall mean the period from May 2, 1997 to and including the Closing Date (which actual date of Closing may differ from the deemed date for Closing set forth in Section 1.9(a)). Without limiting the foregoing, the Due Diligence Period under this Agreement shall automatically be extended if and to the extent that the "Due Diligence Period" under the Real Property Purchase Agreement is extended.

                                  (viii)   There is no Proceeding pending or
threatened pertaining to the Transactions or their consummation that shall have been instituted or threatened by any Governmental Body or Person.

                                  (ix)     The State of Nevada child care
license (#294-97) currently held in Densie Schnitzer's name, as described in
Part 2.10 of the Disclosure Schedule, shall (A) be in full force and effect at Closing and (B) shall be in full force and effective immediately following Closing, assuming that Purchaser shall have offered to rehire Ms. Schnitzer, and Ms. Schnitzer shall have agreed to be rehired by Purchaser, immediately following Closing.

                          (b)     Seller shall have the right to modify, update
and supplement all representations, warranties, exhibits and schedules attached to or delivered in connection with this Agreement through the Closing Date (any such modification, update or supplement, a "Modification"). Notwithstanding the foregoing, if Seller makes any Modification and if such Modification would be likely to have a material adverse effect upon the Club and/or its operations, then Purchaser shall have the right to terminate this Agreement by giving a notice to Seller terminating this Agreement within 5 days of Purchaser's receipt of the Modification, and whether or not the Due Diligence Period has expired. If such 5-day period would expire after the Outside Closing Date, then the Outside Closing Date shall be extended accordingly. In the event of any such termination, the Deposit shall be returned promptly to Purchaser, and the parties will have no further obligations to each other hereunder. Purchaser's failure to give any such termination notice to Seller within such 5-day period shall conclusively be deemed to be Purchaser's approval of any such Modification.

                          (c)     If (i) Purchaser shall not have been able to
obtain any Identified Approvals, (ii) any material representation or warranty of Seller shall prove to have been inaccurate or untrue in any material respect when first made or (iii) Seller shall not have performed, in any material respect, any of its material covenants contained in this Agreement, and in each case by Closing, then Purchaser shall be entitled, without limitation, (A) not to consummate the Transactions and have the Deposit Holder or Seller, as applicable, return to Purchaser the Deposit (but without any interest thereon for such period of time, if any, as it may have been held by Seller) less any termination fees and expenses of Deposit Holder, or (B) to consummate the Transactions if Purchaser, in its sole discretion, is willing to consummate the Transactions on such basis.

                 1.9      CLOSING.

                          (a)     Closing shall be deemed to occur, if at all,
at 12:01 a.m. on Friday, August 1, 1997, unless the date for Closing shall be extended pursuant to the terms of this Agreement (August 1, 1997 or any such other date, as applicable, the "Outside Closing Date"); it being further agreed that Closing may actually occur, if at all, at a date and time different from the Outside Closing Date. If all conditions precedent set forth in Sections
1.7 and 1.8 have not been satisfied or waived and the Closing shall not have occurred on or before the Outside Closing Date, then either Purchaser or Seller may unilaterally cancel this Agreement, at any time thereafter prior to such satisfaction or waiver, by notice to the other, except that if the unsatisfied condition(s) is for the benefit of the party not giving said notice, then such party shall have the right, within three Business Days after its being served with said notice, to waive such unsatisfied condition(s) and proceed to effect Closing immediately. Four Business Days after the effective date of said notice, if Closing has not been agreed to by the party not giving said notice, as provided above, then all funds deposited by Purchaser, and all interest earned thereon, shall be returned immediately to Purchaser but subject to
Section 1.5(h).

                          (b)     Consummation of the Transactions (the
"Closing") will take place at the offices of Jolley, Urga, Wirth & Woodbury, 300 South Fourth Street, Eighth Floor, Las Vegas, Nevada on the Closing Date.

                          (c)     If Closing has not occurred in accordance
with the terms and conditions of this Agreement, then this Agreement shall automatically terminate without any further action required, and the parties shall have no further liability hereunder.

                          (d)     When all conditions precedent to Closing set
forth in Sections 1.7 and 1.8 shall have been satisfied, or Deposit Holder shall have received written instruction from the party or parties, or their respective counsel, for whose benefit any such unsatisfied condition precedent exists waiving the satisfaction of such conditions precedent, and when each of the parties hereto shall have otherwise instructed Deposit Holder to proceed with the Closing, then Deposit Holder shall take the following actions in the following order:

                                  (i)      Disburse the Purchase Price to
Seller in accordance with Seller's instructions.

                                  (ii)     Deliver two fully executed original
copies of each of the Contract Assignment, Lease Assignment, Bill of Sale, ARC Estoppel and the IP License and one fully executed original of the CC&R Amendment to Seller.

                                  (iii)    Deliver two fully executed original
copies of each of the Contract Assignment, Bill of Sale, CC&R Amendment, ARC Estoppel and the IP License and one fully executed original of the Lease Assignment to Purchaser.

                                  (iv)     Record the Lease Assignment and
deliver conformed copies of the duly recorded Lease Assignment to each of Seller and Purchaser.

                                  (v)      Record the CC&R Amendment and
deliver conformed copies of the duly recorded CC&R Amendment to each of Seller and Purchaser.

                 1.10 PURCHASE PRICE ALLOCATION. On or prior to the Closing Date, Purchaser, and Seller shall agree on an allocation of the Purchase Price and Seller liabilities (which liabilities shall be treated as an additional amount paid by Purchaser to Seller) among the Purchased Assets (the "Allocation Statement"). The allocation set forth in the Allocation Statement will conform to the requirements of the Treasury Regulations under Section 1060 of the Code. The parties agree to report (on Form 8594 and otherwise) the allocation of the Purchase Price and Seller liabilities in a manner consistent with the Allocation Statement. The allocation prescribed by the Allocation Statement shall be conclusive and binding upon each party for all purposes. No party shall file any tax return or other document with, or make any statement or declaration to, any governmental body if such document, statement or declaration is inconsistent with the allocation prescribed by the Allocation Statement

                 1.11 SALES TAXES. The Seller shall bear and pay any sales taxes, use taxes, transfer taxes, documentary charges, recording fees, or similar taxes, charges, fees or expenses that are or may become payable in connection with the sale of the Purchased Assets to Purchaser or in connection with any of the Transactions

                 1.12 ACCOUNTING TREATMENT. The parties intend that the Acquisition will be treated as a purchase for accounting purposes.

                 1.13 TAX CONSEQUENCES. For federal income tax purposes, the Acquisition is intended to constitute a taxable transaction.

                 1.14 FURTHER ACTION. After the Closing Date, Seller shall execute and deliver such bills of sale, endorsements, assignments and other documents and take any further action as may be reasonably necessary to assign, convey, transfer and deliver to Purchaser good and valid title to the Purchased Assets free and clear of any Encumbrances.

                 1.15     PRORATIONS.

                          (a)     Except as otherwise hereinafter provided, at
and as of Closing, Purchaser and Seller shall prorate in cash (i) real property taxes and assessments for the Club on the basis of the current fiscal year if and to the extent that Seller shall be liable for real property taxes and assessments under the Real Property Leases, (ii) rents under the Real Property Leases, (iii) rents under the Personal Property Leases, (iv) utility and sewer charges, (v) payments under the Assumed Contracts, (vi) operating expenses (including, without limitation, any relating to the summer camp and tennis tournament operations of Seller), (vii) payments relating to Town Center and
(viii) other items customarily prorated in transactions of this sort. Seller shall maintain in place all deposits under the Real Property Leases and all utilities and other deposits for the benefit of the Purchaser. Seller shall deliver to Purchaser at Closing any deposits under any Subleases that are to be Assumed Contracts. Purchaser shall not reimburse Seller, including without limitation by way of a credit to Seller, for any such deposits under any Subleases that are to be Assumed Contracts so delivered by Seller to Purchaser. Purchaser shall reimburse Seller for all other such deposits, including without limitation by way of a credit to Seller, with an offsetting debit to Purchaser, in the calculation of the closing prorations. Purchaser shall not, however, be required to pay, or otherwise to bear the cost of, its share of any item to be prorated under both this Agreement and the Real Property Purchase Agreement more than once, i.e., Purchaser shall only be required to pay, or otherwise to bear the cost, of its share of any such item under one of the two agreements but not under both agreements.

                          (b)     No pro ration shall be made for insurance
premiums on insurance policies of Seller (none of which Purchaser elects to accept and none of which Seller elects to assign), for management fees or for employee salaries, vacations, benefits, bonuses, payroll taxes or other employee costs. Seller shall terminate, or cause to be terminated, as of Closing all employees and independent contractors working at the Club and shall pay, or cause to be paid, all employee salaries, vacations, benefits, bonuses, payroll taxes and other employee and independent contractor costs as of and including the Closing Date. Subject to the willingness of such employees and independent contractors to be interviewed and, if asked by Purchaser, to be rehired, Purchaser shall be permitted to interview and, at its election, rehire, from and after Closing, any or all of such terminated employees and independent contractors and shall provide all such rehired employees (but not any rehired independent contractors) with health care insurance and benefits and worker's compensation insurance generally consistent with that generally provided by Purchaser to its employees.

                          (c)     At and as of the Closing Date, Purchaser and
the Seller shall proportionately allocate all prepaid items of income, including, without limitation, monthly dues, dues paid more than one month in advance, and prepayments relating to the summer camp and tennis tournament operations of Seller. Notwithstanding anything contained herein to the contrary, there shall be no proportionate allocation of initiation fees paid and collected in the Ordinary Course of Business. Membership dues and prepayments collected by Purchaser or Seller, as applicable, during the first 30 days following the Closing Date shall be applied (A) first to any prorated amounts due Seller for the month in which the

Closing shall have occurred, (B) next to any prorated amounts due Purchaser for the month in which the Closing shall have occurred, (C) next to any amounts due Purchaser for the month following the month in which the Closing shall have occurred and (D) then to any accounts receivable due Seller as of the Closing Date for any periods prior to the month in which the Closing shall have occurred. Membership dues and prepayments received by Purchaser or Seller, as applicable, more than 30 days following the Closing Date shall be applied first to the current period and then to past periods in reverse chronological order, i.e. to more recent periods before less recent periods. Any membership dues collected by the Seller from and after the Closing shall be held in trust for the account of Purchaser and shall be promptly remitted to Purchaser minus any amounts owed to the Seller as set forth in this Section 1.15(c) together with an accounting of such membership dues in reasonable detail satisfactory to Purchaser. Any membership dues collected by Purchaser from and after the Closing that are owed to the Seller as set forth in this Section 1.15(c) shall be held in trust for the account of the Seller and shall be promptly remitted to the Seller together with an accounting of such membership dues in reasonable detail satisfactory to the Seller.

                          (d)     For a period of ninety (90) days following
the Closing, Purchaser agrees that Purchaser shall, in accordance with Purchaser's standard practice in conducting and operating clubs such as the Club, attempt to collect any monthly dues under those Member Agreements assigned to and assumed by Purchaser which are attributable to the period prior to the Closing; provided, however, Purchaser shall have no obligation to commence any actions or proceedings or take any further action to collect any such compensation, fees, revenues or income due to Seller hereunder. After the Closing, Seller shall not take any action against any party to any Membership Agreement assigned to and assumed by Purchaser by reason of any unpaid monthly dues owed Seller thereunder.

                          (e)     If real estate taxes and/or assessments,
utility charges or any other item is prorated as of Closing on any basis other than actual amounts charged for the current period, such item or items shall be re-prorated upon determination of such actual amounts, and the party owing funds to the other shall promptly remit such funds to the other. If either party owing funds hereunder to the other does not remit them within 30 days after demand therefor, such funds shall thereafter bear interest at the lesser of 10% per annum and the maximum lawful rate. In all events, the amount of any refund or credit shall be the amount the refund or credit would have been without giving effect to the Transactions. The parties shall further cooperate so as to calculate such net final proration amount within 75 days of the Closing. Any disagreement with respect to such final calculation shall be resolved pursuant to binding arbitration before a "Big 6" accounting firm to be designated by Purchaser or any other accounting firm that shall be mutually agreed upon by the parties. Each party shall bear its own cost and expenses in connection with such arbitration and one-half of the fees and expenses of the arbitrator. Each party shall be entitled to provide the arbitrator with such information as each party shall deem appropriate with respect to the matters to be determined by such arbitrator.

                          (f)     Final proration of percentage rents and
similar apportionable
items which are dependent for their calculation upon the economic performance of any Entity over a specified interval of time shall be accomplished as follows: The parties shall await the expiration of the specified interval to determine the gross rents, gross receipts and other economic performance over the entire interval and then prorate the item by allocating to Seller the product of the rents or other similar apportionable item for the entire interval multiplied by a fraction, the numerator of which is the number of days within the specified interval which occur before Closing and the denominator of which is the number of days in the entire specified interval.

                          (g)     Operating expenses which are payable (or
reimbursable) by any present Subtenant shall not be prorated hereunder (except to the extent that Seller is due a credit for having already paid such expense). Purchaser shall send customary statements for reimbursement of operating expenses and taxes to said tenants after consulting with Seller with respect to appropriate amounts due therefor, and shall remit to Seller, upon receipt, Seller's prorated share thereof, determined as provided in subsection
(f) above.

SECTION 2.       REPRESENTATIONS AND WARRANTIES OF SELLER.

                 Seller represents and warrants, to and for the benefit of the Purchaser Indemnitees, as follows. Notwithstanding anything contained herein to the contrary, and except for the representations and warranties made in Sections 2.1, 2.4(a), but only if and to the extent there shall be any Breach of such representation and warranty giving rise to Damages for which payment shall not be available pursuant to the policy of title insurance to be issued to Purchaser under the Real Property Purchase Agreement upon closing thereunder, and 2.16, all of the representations and warranties made in this
Section 2 are hereby made to the Knowledge of the Seller.

                 2.1      DUE ORGANIZATION; NO SUBSIDIARIES; ETC.

                          (a)     Seller is a limited partnership duly
organized, validly existing and in good standing under the laws of the State of Delaware. Seller is in good standing and qualified to do business under the laws of, and in, the State of Nevada. Seller has all necessary power and authority:

                                  (i)      to conduct its business in the
manner in which its business is currently being conducted;

                                  (ii)     to own and use its assets in the
manner in which its assets are currently owned and used; and

                                  (iii)    to perform its obligations under all
Seller Contracts.

                          (b)     Seller's sole general partner is General
Partner. General Partner is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all necessary power and authority:

                                  (i)      to conduct its business in the
manner in which its business is currently being conducted;

                                  (ii)     to own and use its assets in the
manner in which its assets are currently owned and used; and

                                  (iii)    to perform, as Seller's general
partner and on behalf of Seller as such general partner, Seller's obligations under all Seller Contracts.

                          (c)     Except as set forth on Part 2.1 of the
Disclosure Schedule, Seller has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

                 2.2      FINANCIAL STATEMENTS.

                          (a)     Seller has delivered, or caused to be
delivered, to Purchaser the following financial statements for the Club:

                                  (i)      the reviewed balance sheet of the
Seller at December 31, 1994 (the "Fiscal 1994 Balance Sheet"), and the related audited statements of operations, changes in stockholder's equity and cash flows of the Seller for the year ended December 31, 1994;

                                  (ii)     the reviewed balance sheet of the
Seller at December 31, 1995 (the "Fiscal 1995 Balance Sheet"), and the related audited statements of operations, changes in stockholder's equity and cash flows of the Seller for the year ended December 31, 1995;

                                  (iii)    the reviewed balance sheet of the
Seller at December 31, 1996 (the "Fiscal 1996 Balance Sheet"), and the related audited statements of operations, changes in stockholder's equity and cash flows of the Seller for the year ended December 31, 1996;

                                  (iv)     the unaudited balance sheet of the
Seller at January 31, 1997, February 28, 1997, March 31, 1997, April 30, 1997, May 31, 1997 and for each completed month thereafter prior to Closing and the related unaudited statements of operations and cash flows of the Seller, in the format customarily prepared by Seller for its own internal use, for the one, two, three, four, five month periods and any corresponding periods thereafter, respectively, ended on such dates (the items referred to in Sections 2.2(a)(i), (ii), (iii) and (iv) being collectively referred to as the "Seller Financial Statements"); and

                          (b)     All of the Seller Financial Statements are
accurate and complete in all material respects, and the dollar amount of each line item included in the Seller Financial

Statements is accurate in all material respects. The Seller Financial Statements present fairly the financial position of the Seller as of the respective dates thereof and the results of operations and cash flows of Seller for the periods covered thereby. The Seller Financial Statements have been prepared in accordance with income tax basis accounting applied on a consistent basis throughout the periods covered.

                 2.3      ABSENCE OF CHANGES.

                          (a)     Except as set forth in Part 2.3 of the
Disclosure Schedule, since December 31, 1996 (unless another date is specified below) and as relates to the Purchased Assets:

                                  (i)      since May 1, 1997, there has not
been any loss, damage or destruction to or any interruption in the use of, any of the Seller's assets (whether or not covered by insurance);

                                  (ii)     the Seller has not effected or been
a party to any material Acquisition Transaction;

                                  (iii)    [Intentionally omitted]

                                  (iv)     since May 1, 1997, the Seller has
not sold or otherwise transferred, and has not leased or licensed, any asset to any other Person except for products sold by the Seller from its inventory in the Ordinary Course of Business;

                                  (v)      the Seller has not pledged or
hypothecated any of its assets, including, without limitation, its Membership Agreements, or otherwise permitted any of such assets to become subject to any Encumbrance;

                                  (vi)     none of the Purchased Assets has
become bound by any Contract that is not an Excluded Contract;

                                  (vii)    no Contract relating to the Club
that is not an Excluded Contract and by which the Seller or any of the assets owned or used by the Seller is or was bound, or under which the Seller has or had any rights or interest, has been amended or terminated other than in the Ordinary Course of Business or as disclosed in this Agreement, including without limitation in the Disclosure Schedule; and

                                  (viii)   except for the Transactions, the
Seller has not entered into any transaction or taken any other action outside the Ordinary Course of Business, including without limitation, any sales of new or promotional Membership Agreements or any renewals of existing Membership Agreements other than in the Ordinary Course of Business.

                                  (ix)     there has not been any material
adverse change in the Seller's business, condition, assets, liabilities, operations, financial performance or net income, and no event has occurred that is likely to have a material adverse effect upon any thereof; it being agreed that if any such material adverse change or any such event occurs and becomes known to Seller and/or Purchaser during the last 5 days of the Due Diligence Period, then the Due Diligence Period shall be extended until 5 business days from the earlier of (A) Purchaser's actual knowledge of the material details of such material adverse change or such event or (B) Purchaser's receipt of notice from Seller to Purchaser of the material details of such material adverse change or such event. Seller shall immediately notify Purchaser of the material details of any such material adverse change or such event, whether the same shall occur before or after the expiration of the Due Diligence Period. In addition, if any such material adverse change or such event shall occur within 5 days of the otherwise scheduled date for Closing, then the scheduled date for Closing shall be extended until 5 Business Days from the earlier of (a) Purchaser's actual knowledge of the material details of such material adverse change or such event or (b) Purchaser's receipt of notice from Seller to Purchaser of the material details of such material adverse change or such event.

                 2.4      TITLE TO ASSETS.

                          (a)     Seller owns, and has good and valid title to,
all of the Purchased Assets, including, without limitation, the Membership Agreements, free and clear of any Encumbrances.

                          (b)     Part 2.4 of the Disclosure Schedule
identifies all material assets that are being leased or licensed to the Seller, other than the Personal Property Leases, which are set forth in Part 2.6 of the Disclosure Schedule, and the Real Property Leases, which are set forth in Part
2.7 of the Disclosure Schedule.

                 2.5      MEMBERS.

                          (a)     Attached as Part 2.5 of the Disclosure
Schedule is the form of Membership Agreement used by the Club to govern the memberships of its Members.

                          (b)     Part 2.5 of the Disclosure Schedule sets
forth, as of a recent date, all accounting information that Seller maintains, in accordance with its present operational practices and standards, regarding its Members and the status of their Memberships (the "Facilities Schedule"). The Facilities Schedule is true, accurate and complete.

                          (c)     Part 2.5 of the Disclosure Schedule sets
forth the Memberships issued on a promotional and/or non-fee basis. The information set forth in this Section 2.5(c) shall also constitute a part of the Facilities Schedule.

                          (d)     [Intentionally omitted]

                          (e)     Except as set forth in Part 2.5 of the
Disclosure Schedule, the terms and provisions of each Membership Agreement comply with the provisions of Nevada Revised Statutes Section 598.948 et seq. If and to the extent that Purchaser shall be required to give any refund to any Member after Closing as a result of any failure of such Member's Membership Agreement to comply with the provisions of Nevada Revised Statutes Section 598.948 et seq., then Seller shall pay to Purchaser, promptly upon demand, any portion of such refund that may correspond to either (i) any pro ration credit that Seller may have received at Closing with respect to such Member or (ii) any initiation fee, or portion thereof, paid by such Member to Seller prior to Closing. Neither Seller nor Purchaser is required to notify any Member of any right arising out of the Transactions to a refund.

                          (f)     Initiation fees and prepaid monthly Club fees
obtained by or on behalf of the Seller from any Members are not refundable except pursuant to the provisions of Nevada Revised Statutes Sections 598.950, 598.952, 598.954, 598.956, 598.958 and 598.960 and the terms of the Membership
Agreements.

                2.6 EQUIPMENT, ETC. Part 2.6 of the Disclosure Schedule identifies substantially all equipment owned or leased by the Seller. In the case of leased equipment, Part 2.6 of the Disclosure Schedule further specifies, for each piece of leased equipment, the lessor, the amount of monthly lease payment, the remaining balance of lease payments and the scheduled expiration date of such lease, and whether Seller may assign the Personal Property Lease for such equipment to Purchaser without such lessor's consent.

                2.7 REAL PROPERTY. Seller does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.7 of the Disclosure Schedule (the "Leases"). Part 2.7 of the Disclosure Schedule provides an accurate and complete description of the monthly rental rate under each such Lease, the termination date thereof, and extension periods thereunder. Except for the Members, no Person has any right to occupy any part of the Club, except for those Subtenants identified in Part 2.7 of the Disclosure Schedule. If an estoppel certificate for the benefit of Purchaser and acceptable to Purchaser in its sole discretion has not been obtained for any Subleases, then Part 2.7 of the Disclosure Schedule provides an accurate and complete description of the monthly rental rate applicable to each such Sublease, the termination date thereof, extension periods thereunder and the use thereunder. Seller has received no notice, whether written or verbal, from the tenant under the so-called "Wellness Center" Sublease extending, or purporting to extend, such Sublease. Seller enjoys peaceful and undisturbed possession of the premises under the Leases, which premises are supplied with utilities and other services reasonably necessary for the operation thereof. Except as disclosed in Part
2.7 of the Disclosure Schedule, (a) all Leases and Subleases are legally valid and binding and are in full force and effect; (b) there have not been and there currently are not any material defaults thereunder by the Seller or by any other party thereto; (c) no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder entitling the landlord or any third party to terminate any Lease or Sublease and (d) the real property, the improvements thereon and the uses thereof that are the subject of the Leases conform with all applicable ordinances, regulations and building, zoning and other applicable law. There has been no substantial damage to any portion of such property caused by fire or other casualty which has not been repaired to restored. Seller has not received written notice of any Proceeding by any Governmental Body to modify or amend the zoning statutes, ordinances, regulations or laws, including any conditional use permits, applicable to any such leased facilities, which would materially impair the use of such leased facilities as currently being used or materially detract from the value thereof. Seller has not received written notice of any Proceeding commenced by any private person which would materially impair the use of such leased facilities as currently being used or materially detract from the value thereof.

                 2.8      PROPRIETARY ASSETS.

                          (a)     Except as set forth in Part 2.8 of the
Disclosure Schedule, there is no material Proprietary Asset that is owned by or licensed to the Seller or that is otherwise used in connection with the Seller's business and that cannot freely be assigned to Purchaser.

                          (b)     Except as set forth in Part 2.8 of the
Disclosure Schedule, the Seller has not received any written notice of any infringement of any Proprietary Asset owned or used by any other Person.

                 2.9      CONTRACTS.

                          (a)     Part 2.9 of the Disclosure Schedule lists
each Seller Contract affecting the Club and/or the Real Property, except for any Excluded Contract and Membership Agreement. Seller has delivered to Purchaser accurate and complete copies of all Seller Contracts identified in
Part 2.9 of the Disclosure Schedule, including all amendments thereto.

                          (b)     Each Seller Contract identified in Part 2.9
of the Disclosure Schedule is valid and in full force and effect, and is enforceable by the Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors rights, and subject to general equity principles and to limitations on availability or equitable relief, including specific performance.

                          (c)     Except as set forth in Part 2.9 of the
Disclosure Schedule, the Seller has not received any written notice regarding any violation or breach of, or default under, any Seller Contract, other than any Excluded Contracts.

                          (d)     Except as set forth in Part 2.9 of the
Disclosure Schedule, the Seller has not guaranteed or otherwise agreed to cause, insure or become liable for, or pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person.

                          (e)     The Contracts identified in Part 2.9 of the
Disclosure Schedule, the Membership Agreements, and the Excluded Contracts collectively constitute all of the Contracts that the Seller has currently obtained, or that currently are in force, to conduct its business in the manner in which its business is currently being conducted.

                 2.10     COMPLIANCE WITH LEGAL REQUIREMENTS. Parts 2.10 and
2.11 of the Disclosure Schedule together set forth all licenses, permits and approvals that the Seller has currently obtained, or that currently are in force, in connection with the ownership and/or operation of the Club. Except as set forth in Part 2.10 of the Disclosure Schedule, the Seller has not received, at any time, any written notice from any Governmental Body or any other Person regarding any violation of, or failure to comply with, any Legal Requirement

                 2.11 GOVERNMENTAL AUTHORIZATIONS. Parts 2.10 and 2.11 of the Disclosure Schedule together set forth all licenses, permits and approvals that the Seller has currently obtained, or that currently are in force, in connection with the ownership and/or operation of the Club. Except as set forth in Part 2.11 of the Disclosure Schedule, the Seller has not received any written notice from any Governmental Body or any other Person regarding any violation of or failure to comply with any term or requirement of any Governmental Authorization.

                 2.12     EMPLOYEE MATTERS; LABOR MATTERS; AND BENEFIT PLANS.

                          (a)     Part 2.12 of the Disclosure Schedule sets
forth the name, position and current annual compensation and/or current hourly rate, as applicable, of all current employees and independent contractors of Seller, each identified as such. No management level employee has given notice of intent to terminate employment from and after May 1, 1997, except Misty Berg, Brian Cameron, Helene Monahan, Jeannie Sanchez and Tomi Hansen. Seller has furnished to Purchaser true, correct and complete copies of each employment agreement entered into with any employee of Seller.

                          (b)     Part 2.12 of the Disclosure Schedule sets
forth a list of each collective bargaining agreement to which Seller is a party and any other collective bargaining agreement which pertains to employees of Seller. No legal organization or group of employees of Seller has made a pending written demand for recognition or certification, and there are no representation proceeds presently pending or threatened in writing, with the National Labor Relations Board or any other Governmental Body. There are no other organizing activities involving Seller presently being conducted or threatened in writing, by any labor organization or group of employees of Seller. There are no strikes, work stoppages, slow downs, lock outs, labor disputes and materials grievances pending or threatened in writing against Seller. There are no unfair labor practice charges or complaints pending or threatened in writing by or on behalf of any employee or group of employees of Seller. There are no complaints, charges or claims pending or threatened in writing against Seller by any Governmental Body based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Seller of any individual. There has been no "mass layoff" or "plant closing" as defined by the WARN Act with respect to Seller within two
(2) years prior to the date hereof.

                          (c)     Part 2.12 of the Disclosure Schedule briefly
describes all Benefit Plans maintained or formerly maintained by Seller. As respects all Benefit Plans: (a) there are no funding deficiencies (determined on a plan determination basis); (b) no Reportable Event, as defined by ERISA, has occurred during the immediately preceding two (2) years; (c) no benefit plan is a Multiemployer Plan, as defined in Section 4001 of ERISA; (d) no Benefit Plan provides medical benefits, life insurance or other similar benefits to retirees or their families; (e) no Benefit Plan is self-funded; (f) Seller has not effected the termination or partial termination of any Benefit Plan or participation in any Benefit Plan within the immediately preceding five
(5) years; (g) no disabled current or former employee of Seller claims or receives or is entitled to receive disability, pension, health, welfare or life insurance benefits from Seller; and (h) all Benefit Plans may be terminated or modified by Seller in Seller's discretion without penalty or premium.

                 2.13     ENVIRONMENTAL MATTERS.

                          (a)     During the period that the Seller has owned
or operated the Club, there have been no disposals, releases or threatened releases of Hazardous Material on, from under or onto the Club that would give rise to, or result in the Seller becoming subject to any Liability. Seller has no Knowledge of any presence, disposals, releases or threatened releases of Hazardous Material on, from, under or onto the Club that may have occurred prior to the Seller having taken possession of any of the Club. For the purposes of this Agreement, the terms "disposal", "release" and "threatened release" shall have the definitions assigned thereto by CERCLA.

                          (b)     Seller has not used, handled, generated,
manufactured or stored on under or about the Club or transported to or from the Club any Hazardous Material, except such as are used, in the Ordinary Course of Business, in the operation of the Club.

                          (c)     There has been no Proceeding brought or
threatened in writing against the Seller by, or any settlement reached by the Seller with, any party or parties alleging that the Seller is liable for the presence, disposal, release or threatened release of any Hazardous Material on, from, under or onto the Club or for a violation or alleged violation of any Environmental Law relating to the Club.

                          (d)     Seller is and at all times was in compliance
with all applicable Environmental Laws and has used and is in compliance with all licenses, permits and authorizations required by the applicable Environmental Laws relating to the Real Property and the Club.

                          (e)     There are no active or inactive underground
storage tanks located on the Real Property.

                 2.14     RELATED PARTY TRANSACTIONS. Except as set forth in
Part 2.14 of the Disclosure Schedule, no Related Party has any direct or indirect interest of any nature in any asset used in or otherwise relating to the Club.

                 2.15     PROCEEDINGS; ORDERS.

                          (a)     Except as set forth in Part 2.15 of the
Disclosure Schedule, there is no pending Proceeding, and the Seller has not received any written notice of any Proceeding:

                                  (i)      that involves the Seller or that
otherwise relates to or might affect the Purchased Assets; or

                                  (ii)     that challenges, or that could be
reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

         Except as set forth in Part 2.15 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

                          (b)     Except as set forth in Part 2.15 of the
Disclosure Schedule, the Seller has received no written notice of any Order to which the Seller, or any of the Purchased Assets owned or used by the Seller in the operation of the Club, is subject.

                 2.16 AUTHORITY; BINDING NATURE OF AGREEMENTS. Seller and General Partner each has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and the other Transactional Agreements to which it is a party; and the execution, delivery and performance by the Seller and General Partner of this Agreement and the other Transactional Agreements have been duly authorized by all necessary action on the part of the Seller and its partners and on the part of General Partner and its stockholders, board of directors and officers. The board of directors of General Partner has approved, adopted and authorized this Agreement.

                 2.17     NON-CONTRAVENTION; CONSENTS. Except as set forth in
Part 2.17 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

                          (a)     contravene, conflict with or result in a
violation of (i) any of the provisions of the Seller's partnership agreement or General Partner's articles of incorporation or bylaws or (ii) any resolution adopted by General Partner's stockholders, General Partner's board of directors or any committee of the General Partner's board of directors;

                          (b)     contravene, conflict with or result in a
violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Seller, or any of the Purchased Assets owned or used by the Seller, is subject;

                          (c)     contravene, conflict with or result in a
violation or breach of, or result in a default under, any provision of, or give any Person the right to declare a default under, any Assumed Contract:

                          (d)     give any Person the right to (i) declare a
default or exercise any remedy under any Assumed Contract, (ii) accelerate the maturity or performance of any Assumed Contract, or (iii) cancel, terminate or modify any Assumed Contract; or

                          (e)     result in the imposition or creation of any
Encumbrance upon or with respect to any Purchased Asset owned or used by the Seller.

          Except as set forth in Part 2.17 of the Disclosure Schedule, the Seller was not, is not or will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions

                 2.18 INFORMATION. Seller has furnished and will continue to furnish promptly to Purchaser detailed information with respect to the Club, Purchased Assets, Assumed Liabilities, Assumed Contracts and earnings and business operations of Seller and the Club. All information contained in the exhibits and schedules attached to this Agreement and in the documents furnished to Purchaser by Seller pursuant to this Agreement or otherwise, is and shall be at the Closing, true, correct and complete. All underlying documents incorporated or referred to in such exhibits and schedules, or in documents otherwise furnished to Purchaser by Seller, are true, correct and complete copies thereof, as the same have been or shall be amended or modified.

SECTION 3. "AS IS"; DUE DILIGENCE COMPLETED; DISCLAIMER OF ADDITIONAL WARRANTIES OF SELLER.

         Purchaser acknowledges that Purchaser has had or will have the opportunity to review all documents and other information made available to Purchaser or its Representatives. In addition, Purchaser has had or will have the opportunity to review all reports, studies, inspections, audits, appraisals, and other similar items which Purchaser may perform or have performed in connection with the Transactions, and Purchaser will otherwise do what it deems necessary in order to evaluate the financial condition, status of title, zoning and land use and the economical and operational viability of the Club. Purchaser acknowledges further that, prior to Closing, it will complete, or have had the opportunity to complete, physical and financial examinations relating to the Club and will consummate the Transactions on the basis of all such examinations. Purchaser further acknowledges to and agrees with Seller that, except for the representations and warranties set forth in Section 2 hereof, and subject to the terms and conditions of this Agreement, the Club shall be sold, at Closing, "AS IS" without any warranties or representations either expressed or implied, of any nature or type whatsoever from or on behalf of Seller.

SECTION 4.       REPRESENTATIONS AND WARRANTIES OF PURCHASER.

                 Purchaser represents and warrants, to and for the benefit of the Seller Indemnitees, as follows:

                 4.1 DUE ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all necessary power and authority:

                          (a)     to conduct its business in the manner in
which its business is currently being conducted; and

                          (b)     to own and use its assets in the manner in
which its assets are currently owned and used.

                 4.2      AUTHORITY; BINDING NATURE OF AGREEMENT.

                          (a)     Purchaser has the absolute and unrestricted
right, power and authority to enter into and perform its obligations under this Agreement and the other Transactional Agreements to which it is a party; and

                          (b)     The execution, delivery and performance of
this Agreement and the other Transactional Agreements by Purchaser has been duly authorized by all necessary action on the part of Purchaser and its board of directors.

                 4.3 NON-CONTRAVENTION; CONSENTS. To Purchaser's Knowledge, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

                          (a)     contravene, conflict with or result in a
violation of (i) any of the provisions of Purchaser's certificate or articles of incorporation or bylaws, or (ii) any resolution adopted by Purchaser's stockholders, Purchaser's board of directors or any committee of Purchaser's board of directors;

                          (b)     contravene, conflict with or result in a
violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Purchaser, or any of the assets owned or used by the Purchaser, is subject;

                          (c)     contravene, conflict with or result in a
violation or breach of, or result in a default under, any provision of, or give any Person the right to declare a default under, any contract to which Purchaser is a party or by which it or any of its assets are bond.

SECTION 5.       INDEMNIFICATION, ETC.

                 5.1      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

                          (a)     The representations and warranties made by
the parties hereto in this Agreement shall survive the Closing and shall expire on the first anniversary of the Closing Date: provided, that if, at any time prior to the first anniversary of the Closing Date any Indemnitee (acting in good faith) delivers a written notice alleging the existence of a Breach of any of such representations and warranties and asserting a claim for recovery under
Section 5 based on such alleged Breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved.

                          (b)     For purposes of this Agreement, each
statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty in this Agreement made by the party by whom such schedule was delivered.

                 5.2 INDEMNIFICATION BY SELLER. Seller shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages which are suffered or incurred by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and which arise from, or as a result of, or are connected with:

                          (a)     any Breach of any representation or warranty
made by Seller in this Agreement or any of the Transactional Agreements;

                          (b)     any Breach of any covenant or obligation of
Seller in this Agreement or any of the Transactional Agreements;

                          (c)     any Liability that arises from or relates to
any Seller Transaction Costs; or

                          (d)     any Liability to which any of the Purchaser
Indemnitees may become subject and that arises from or relates to (i) any of the Purchased Assets prior to Closing or (ii) Excluded Assets or (iii) any Liability of the Seller not specifically assumed by Purchaser pursuant to this Agreement or (iv) the operation of the Club through and including Closing;

                          (e)     any Liability to which any of the Purchaser
Indemnitees may become subject and that arises from or relates to any claim, demand or other action taken or made by any limited partner of Seller as a result of or in connection with how any element(s) of the purchase prices under this Agreement and the Real Property Purchase Agreement have been allocated as between the two agreements and the assets being sold under each thereof.

                          (f)     any Liability to which any of the Purchaser
Indemnitees may become subject and that arises from or relates to any claim, demand or other action taken or made by William C. Andrade, M.D. dba The Medical Wellness Center under its sublease or otherwise to the effect that such Subtenant is owed any monies for or on account of its tenant improvements;

                          (g)     any Proceeding commenced relating to any
Breach, Liability or matter of the type referred to in clauses (a), (b), (c),
(d), (e) or (f) of this Section 5.3.

                 5.3 INDEMNIFICATION BY PURCHASER. Purchaser shall hold harmless and indemnify each of the Seller Indemnitees from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Damages which are suffered or incurred by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise from, or as a result of, or are connected with:

                          (a)     any Breach of any representation or warranty
made by Purchaser in this Agreement or any of the Transactional Agreements;

                          (b)     any Breach of any covenant or obligation of
Purchaser in this Agreement or any of the Transactional Agreements;

                          (c)     any Liability that arises from or relates to
any Purchaser Transaction Costs;

                          (d)     any Liability to which any of the Seller
Indemnitees may become subject and that arises from or relates to (i) any of the Purchased Assets subsequent to Closing or (ii) any Assumed Liability or
(iii) the operation of the Club after Closing;

                          (e)     any Proceeding commenced relating to any
Breach, Liability or matter of the type referred to in any of clauses (a), (b)
(c) or (d) of this Section 5.3.

                 5.4 NONEXCLUSIVITY OF INDEMNIFICATION REMEDIES. The indemnification remedies and other remedies provided in this Section 5 shall not be deemed to be exclusive. Accordingly, the exercise by any Person of any of its rights under this Section 5 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Person may be entitled to exercise. In addition to any rights of setoff or other right or remedy that any of the Indemnitees may be entitled to exercise (whether under this Agreement under any other Contract, under any statute, rule or other Legal Requirement, at common law in equity or otherwise), each Indemnitee shall have the right to withhold and deduct any sum that may be owed to such Indemnitee under this Section 5 from any amount otherwise payable by such Indemnitee to the indemnifying party

                 5.5      LIMITATIONS ON INDEMNIFICATION.

                          (a)     Seller shall not be required to make any
indemnification payment pursuant to Section 5.2 for any Breach of any of its representations and warranties until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) that have been suffered or incurred by any one or more of the Purchaser Indemnitees, or to which any one or more of the Purchaser Indemnitees has or have otherwise become subject, exceeds $50,000 in the aggregate, at which time such Indemnitees shall be entitled to be indemnified against only the amount of such Damages in excess of $50,000. Seller acknowledges and agrees that (i) the purchase of the Purchased Assets pursuant to this Agreement is specifically conditioned upon and directly related to the purchase of the Real Property and related assets pursuant to the Real Property Purchase Agreement and (ii) Purchaser is also the recipient of certain representations, warranties and indemnification from the Fee Owner pursuant to the Real Property Purchase Agreement. Accordingly, whether the $50,000 threshold referenced above in this
Section 5.5(a) has been exceeded is to be calculated inclusive of any "Damages" that are suffered or incurred by any of the "Buyer's Indemnities", as referenced in Section 13.5(i) of the Real Property Purchase Agreement.

                          (b)     Purchaser shall not be required to make any
indemnification payment pursuant to Section 5.3 for any Breach of any of its representations and warranties until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) that have been suffered or incurred by any one or more of the Seller Indemnitees, or to which any one or more of the Seller Indemnitees has or have otherwise become subject, exceeds $50,000 in the aggregate, at which time such Indemnitees shall be entitled to be indemnified against only the amount of such Damages in excess of $50,000. Purchaser acknowledges and agrees that the purchase of the Purchased Assets pursuant to this Agreement is specifically conditioned upon and directly related to the purchase of the Real Property and related assets pursuant to the Real Property Purchase Agreement and (ii) Fee Owner is also the recipient of certain representations, warranties and indemnification from Purchaser pursuant to the Real Property Purchase Agreement. Accordingly, whether the $50,000 threshold referenced above in this Section 5.5(b) has been exceeded is to be calculated inclusive of any "Damages" that are suffered or incurred by any of the "Seller's Indemnities", as referenced in Section 13.5(ii) of the Real Property Purchase Agreement.

                          (c)     The obligations of the parties hereto to
indemnify and hold harmless a Person, pursuant to Sections 5.2(a) and 5.3(a) above, shall terminate when the applicable representation and warranty terminates pursuant to Section 5 .1 (a) above; provided however, such obligation to indemnify and hold harmless shall not terminate with respect to any matter about which an Indemnitee shall have, before the expiration of the applicable time period, delivered written notice alleging the existence of a Breach of any of such representations and warranties and asserting a claim for recovery under Section 5.

                 5.6 DEFENSE OF THIRD PARTY CLAIMS BY SELLER. In the event of the assertion or commencement by any Person of any claim or Proceeding with respect to which Seller may become obligated to indemnify, hold harmless, compensate or reimburse any Purchaser Indemnitee pursuant to this Section 5, Seller shall defend such claim or Proceeding at its sole expense, in which case:

                          (a)     Seller shall proceed to defend such claim or
Proceeding in a diligent manner with counsel reasonably satisfactory to Purchaser;

                          (b)     Purchaser shall make available to Seller any
non-privileged documents and materials in the possession of Purchaser that may be necessary to the defense of such claim or Proceeding;

                          (c)     Seller shall endeavor to keep Purchaser
informed of all material developments and events relating to such claim or Proceeding;

                          (d)     Purchaser shall have the right to
participate, at its own cost, in the defense of such claim or Proceeding;

                          (e)     Purchaser shall cooperate with Seller, in a
timely manner, in the defense of such claim or Proceeding; and

                          (f)     Seller shall have the right to settle, adjust
or compromise such claim or Proceeding with the prior written consent of Purchaser; provided, however, that Purchaser shall not unreasonably withhold, delay or condition such consent.

                 5.7 DEFENSE OF THIRD PARTY CLAIMS BY PURCHASER. In the event of the assertion or commencement by any Person of any claim or Proceeding with respect to which Purchaser may become obligated to indemnify, hold harmless, compensate or reimburse any Seller Indemnitee pursuant to this
Section 5, Purchaser shall defend such claim or Proceeding at its sole expense, in which case:

                          (a)     Purchaser shall proceed to defend such claim
or Proceeding in a diligent manner with counsel reasonably satisfactory to Seller;

                          (b)     Seller shall make available to Purchaser any
non-privileged documents and materials in the possession of Seller that may be necessary to the defense of such claim or Proceeding;

                          (c)     Purchaser shall endeavor to keep Seller
informed of all material developments and events relating to such claim or Proceeding;

                          (d)     Seller shall have the right to participate,
at its own cost, in the defense of such claim or Proceeding;

                          (e)     Seller shall cooperate with Purchaser, in a
timely manner, in
the defense of such claim or Proceedings; and

                          (f)     Purchaser shall have the right to settle,
adjust or compromise such claim or Proceeding with the prior written consent of Seller; provided, however, that Purchaser shall not unreasonably withhold, delay or condition such consent.

                 5.8 EXERCISE OF REMEDIES BY INDEMNITEES. Notwithstanding anything herein to the contrary, no Indemnitee (other than Purchaser or any successor thereto or assign thereof for the Purchaser Indemnitees or Seller or any successor thereto or assign thereof for the Seller Indemnitees) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement.

SECTION 6.       ADDITIONAL COVENANTS AND AGREEMENTS.

                 6.1 INTERIM CONDUCT OF THE BUSINESS. At all times from and after the date of this Agreement and through and including the Closing Date, Seller shall cause the Club to be operated only in the lawful, ordinary and usual course of business, and Seller shall not take any action inconsistent therewith or engage in any transaction other than in the lawful, ordinary and usual course of business as heretofore conducted. Without limiting the foregoing, Seller shall maintain in full force and effect until the Closing Date a policy or policies of insurance on the Purchased Assets which provide a scope and amount of coverage which are usual and customary in Seller's business; not make any non-ordinary wage or salary increases or severance packages; and subject to Purchaser's prior reasonable written approval, not make any material changes in its member billing practices or rates, or enter into any material third party agreements. Seller shall maintain all of the Purchased Assets through Closing in substantially the same level of repair as the Purchased Assets were in during Purchaser's physical inspection of the Purchased Assets on May 20, 1997, ordinary wear and tear excepted. Seller shall remedy prior to Closing any and all violations of any Legal Requirement relating to all or any part of the Purchased Assets of which Seller had Knowledge prior to Closing.

                 6.2 STANDSTILL BY SELLER. From and after the date hereof and through and including the Closing and for so long as Purchaser shall not be in default under this Agreement, Seller shall not directly or indirectly, solicit or initiate discussions or engage in negotiations with, or provide any information to, or authorize any financial advisor or other person to solicit or initiate discussions or engage in negotiations with, or provide any such information to, any corporation, partnership, person or other entity or group (other than Purchaser) concerning any possible proposal regarding a sale of shares of capital stock of, or a merger, consolidation, sale of assets or other similar transaction involving, Seller or any division or asset of Seller.

                 6.3 ACCESS. From the date hereof through the Closing Date, Seller shall give Purchaser and its Representatives, or cause them to be permitted, during normal business hours and upon reasonable notice, full access to all properties, books, files, data, contracts, leases, commitments and records of Seller and the Club, and during this period Seller shall furnish Purchaser with all financial and operating data and all other information as to the business, properties and assets of Seller and the Club as Purchaser may from time to time reasonably request; provided, however, that such access and investigation shall not interfere with the conduct of the Club by Seller. At Purchaser's reasonable request, Seller shall direct its Representatives to cooperate with Purchaser pursuant to this Section 6.3 at no additional cost to Purchaser. In undertaking its due diligence, Purchaser shall not disturb, to the minimum extent reasonably possible, the operations of the Club and will communicate with only those employees of Seller as Seller shall reasonably authorize with the scope and tenor of such communications to be subject to the reasonable prior approval of Seller; it being agreed, however, that the purpose of the foregoing restrictions are to minimize disruption to the operations of the Club, to the minimum extent reasonably possible, and to preserve its value as a going concern and not to limit the scope or depth of the information to be made available to Purchaser in its due diligence. The exercise by Purchaser of any of the preceding rights, or any other act of Purchaser, shall not negate any representation, warranty or covenant of Seller or modify any of Purchaser's rights or Seller's obligations in the event of any Breach by Seller of any of Seller's representations, warranties or covenants of this Agreement. Purchaser shall indemnify, defend and hold harmless Seller from and against any and all Damages arising out of any entry within the Club by Purchaser or its Representatives. The indemnification of Seller by Purchaser in the preceding sentence shall survive any termination of this agreement or the Closing for a period of 3 years from and after the date of termination or the Closing, as the case may be.

                 6.4 PRESERVATION OF BUSINESS AND RELATIONSHIPS. From the date hereof until the Closing, Seller shall use its commercially reasonable efforts to preserve the Club's business and its organization intact, including without limitation to preserve Seller's present relationships with suppliers, customers and others having business relationships with Seller regarding the Club. Seller shall promptly arrange for utility telephone service to be transferred to Purchaser at Closing.

                 6.5 NO INCONSISTENT ACTION. Each of the parties hereto will use such party's commercially reasonable efforts to consummate the transaction contemplated by this Agreement and shall not take any action inconsistent with such party's obligations hereunder or which could hinder or delay the consummation of the transactions contemplated hereby.

                 6.6 INVESTMENT OBLIGATION. Purchaser shall invest not less than $1.4 million in the Club during the first 3 years following the Closing, which investment shall include, without limitation, any expenditures on furnishings, fixtures or equipment. Such expenditures may, but need not, be similar in nature and magnitude to those described in the list of possible improvements set forth in the attached Schedule 6.6.

                 6.7 BULK SALE. At or prior to Closing, Seller, at its expense, shall have fully complied with all bulk sales laws (if any) applicable to the Transactions.

                 6.8 LIQUOR LICENSE. Seller shall cooperate with Purchaser (without cost or liability to Seller) in Purchaser's obtaining a transfer of the existing liquor license for the

Club or, if such transfer shall not be possible, obtaining a new liquor license; it being further agreed, however, that Seller shall not permit Purchaser to operate under Seller's liquor license, even if such operation would be permitted by law, after Closing while Purchaser obtains its own liquor license if Purchaser has not yet obtained its own liquor license at Closing. Purchaser's failure to have obtained its own liquor license at Closing shall not be grounds for delaying Closing.

                 6.9      COMPLIMENTARY MEMBERSHIPS.

                          (a)     [Intentionally omitted]

                          (b)     Up to 71 nontransferable memberships at the
Club held by current or former limited partners of Seller and identified in
Part 2.5(b) of the Disclosure Schedule shall continue to be honored by Purchaser through, but not later than, August 31, 2005. Such memberships shall be at the highest level of membership available to members of the Club immediately before Closing, shall require the payment of no monthly dues or initiation fees but shall otherwise be subject to Purchaser's rules and regulations for Club membership and the general operations of the Club applied on a non-discriminatory basis.

                          (c)     Up to 100 nontransferable memberships for
employees of Seller Companies shall be honored or continue to be honored, as applicable, by Purchaser until the first to occur, for each such membership, of
(i) the date on which such employee shall cease to be an employee of a Seller Company, (ii) the date on which such individual ceases to maintain his or her primary residence in the greater Las Vegas area or (iii) the date occurring 2 years after the Closing Date. If a particular such membership terminates pursuant to either of the foregoing clauses (i) or (ii), then such membership shall become available for another employee of the Seller Companies on the same terms as set forth in this Section 6.9(c). Each such membership shall be at the level of benefits elected by such employee, from time to time and subject to the then availability of the benefits so elected, shall require the payment of no initiation fees, shall require the payment of 50% of the otherwise applicable monthly dues and shall otherwise be subject to Purchaser's rules and regulations for Club memberships and the general operations of the Club applied on a non-discriminatory basis. The employees currently holding such memberships are set forth in Part 2.5(b) of the Disclosure Schedule. The "Seller Companies" are Greenspun, Inc.; ANC, Inc,; Las Vegas Sun; Prime Cable; Nextlink; Primetel; Hospitality Network; Barleys Casino; Seven Hills; and HBC Publications.

                          (d)     Subject to the terms and conditions of this
Section 6.9, each of the memberships described in this Section 6.9 shall remain valid for so long as such membership is kept in good standing in accordance with the rules of the Club consistently applied. Nothing in this Section 6.9 shall give any recipient of a membership described in this Section 6.9 any rights against Purchaser if Purchaser shall, from time to time, either cease operating the Club or change the manner of its operations, in any such instance for any reason whatsoever. All such memberships shall automatically terminate upon any sale of the Club by Purchaser to a non-Affiliate. The parties acknowledge and agree that the value attributable to these memberships is $0.

                 6.10     [Intentionally omitted]

                 6.11 ACCESS TO RECORDS. For a period of seven years from and after Closing, upon reasonable prior written notice to Purchaser, Purchaser shall provide Seller, from time to time, with reasonable access to the books and records for the Club's operations prior to Closing if Seller demonstrates, to Purchaser's reasonable satisfaction, a reasonable need for such access. Seller shall, at its own expense, be permitted to make copies of any such records, provided that Seller shall (i) keep all such information confidential to the extent not inconsistent with the purpose for which such access was sought and (ii) return all such information to Purchaser, if requested to do so by Purchaser, when Seller has completed its use of such information. Seller's exercise of this right, if at all and from time to time, shall not be done so as to interfere with or disrupt the conduct of Purchaser's or the Club's business or operations.

SECTION 7.       MISCELLANEOUS PROVISIONS.

                 7.1 FURTHER ASSURANCES. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions. Without limiting the generality of the foregoing, at any time and from time to time after the Closing Date, the parties shall duly execute, acknowledge and deliver all such further assignments, conveyances, instruments and documents, and will take such other action consistent with the terms of this Agreement, in each case, as may be reasonably necessary to assign, transfer and convey to Purchaser good and marketable title to any and all of the Purchased Assets, free and clear of all Encumbrances, to carry out the transactions contemplated by this Agreement, and to comply with the terms hereof. No party will take or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of its business, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement, or which would cause any of the representations or warranties contained herein to become untrue or incomplete.

                 7.2      FEES AND EXPENSES.

                          (a)     Subject to the provisions of Section 5
(including the indemnification and other obligations of Purchaser thereunder) Seller shall bear and pay all its own Transaction Costs and all Transaction Costs (including all legal fees and expenses payable to Jolley, Urga, Wirth & Woodbury) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of, the Seller (the "Seller Transaction Costs).

                          (b)     Subject to the provisions of Section 5
(including the indemnification and other obligations of Seller thereunder), Purchaser shall bear and pay all Transaction Costs (including all legal fees and expenses payable to Resch Polster Alpert &

Berger LLP) that have been incurred or that are in the future incurred by, or on behalf of or for the benefit of, Purchaser (the "Purchaser Transaction Costs").

                 7.3 ATTORNEYS' FEES. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' and expert witness fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

                 7.4 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered or certified mail, return receipt requested, by courier or express delivery service or by telecopier with proof of transmission and receipt) to the address or telecopier number set forth beneath the name of such party below (or to such other address or telecopier number as such party shall have specified in a written notice given to the other parties hereto). In the case of any notice given by telecopier, a confirming copy shall be sent, as soon as reasonably possible thereafter, by another approved means specified above.

if to Purchaser:          The Sports Club Company, Inc.
                          11100 Santa Monica Boulevard, Suite 300
                          Los Angeles, California 90025
                          Attention: D. Michael Talla
                          Telephone: (310) 479-5200
                          Telecopier: (310) 479-4350

with a copy (not constituting notice) to:

                          Resch Polster Alpert & Berger LLP
                          10390 Santa Monica Boulevard
                          Fourth Floor
                          Los Angeles California 90025-5058
                          Attention: Ronald M. Resch, Esq.
                          Telephone:  (310) 277-8300
                          Telecopier: (310) 552-3209

if to Seller:             Green Valley Athletic Club Limited
Partnership
                          c/o American Nevada Corporation
                          Green Valley Corporate Center
                          901 North Green Valley Parkway, Suite 200
                          Henderson, Nevada 89014
                          Attention: Legal Department
                          Telephone:  (702) 458-8855
                          Telecopier: (702) 435-6605
with a copy (not constituting notice) to.

                          Jolley, Urga, Wirth & Woodbury
                          300 South Fourth Street, Eighth Floor
                          Las Vegas, Nevada 89101
                          Attention:  William R. Urga, Esq.
                          Telephone:  (702) 385-5161
                          Telecopier: (702) 382-6814

if to Deposit Holder:     Nevada Title Company
                          Green Valley Office
                          701 N. Green Valley Parkway, Suite 120
                          Henderson, Nevada 89014
                          Attention: Jill Hooper, re escrow no. 97-06-0229 RWC
                          Telephone:  (702) 361-7756
                          Telecopier: (702) 365-3603

                          with a copy (not constituting notice) to the party or parties not giving such notice to Deposit Holder.

If notice is sent by telecopier, a copy of such notice shall be concurrently sent by one of the other means set forth in this section. Failure to do so will not affect the validity and due delivery of such notice.

                 7.5 PUBLICITY; CONFIDENTIALITY. At all times before and after the Closing Date and except as may otherwise be required by any Legal Requirement or by the rules and regulations of the American Stock Exchange or the Securities and Exchange Commission:

                          (a)     no press release or other publicity
concerning any of the Transactions shall be issued or otherwise disseminated by or on behalf of the parties hereto unless mutually agreed upon by the parties in advance. The parties shall issue a mutually approved press release promptly following Closing. Each of the parties shall continue to keep the existence and terms of this Agreement and the other Transactional Agreements strictly confidential except to the extent such information is publicly available, lawfully obtained from independent sources or as may be required by any Legal Requirement.

                          (b)     Purchaser agrees to keep confidential and not
to disclose to any third party, other than to Purchaser's actual or potential lenders or investors or their Representatives, who in turn will agree to hold such information confidential, any information and material obtained from Seller or any of its Representatives or to which Purchaser has access related to the business and assets of Seller except to the extent such information is publicly available, previously lawfully known to Purchaser, lawfully obtained from independent sources or as may be required by any Legal Requirement. No such information shall be used by any such party for their own benefit. Purchaser will promptly return, and cause all of its actual and potential lenders, investors and each of its and their respective Representatives promptly to return, any and all such information to Seller if Closing does not occur, for any reason whatsoever.

                          (c)     Seller agrees to keep confidential and not to
disclose to any third party, other than to Seller's actual or potential lenders or investors or their Representatives, who in turn will agree to hold such information confidential, any information and material obtained from Purchaser or any of their respective Representatives or to which Seller has access related to the business and assets of Purchaser except to the extent such information is publicly available, previously lawfully known to Seller, lawfully obtained from independent sources or as may be required by any Legal Requirement. No such information shall be used by any such party for their own benefit. Seller will promptly return, and cause all of its actual and potential lenders, investors and each of its and their respective Representatives promptly to return, any and all such information to Purchaser if Closing does not occur, for any reason whatsoever.

                 7.6      [INTENTIONALLY OMITTED]

                 7.7 TIME OF THE ESSENCE. In connection with consummation of the Acquisition and the Transactions, the parties agree that time is of the essence; provided, however, that if any period or time set forth in this Agreement ends or occurs on a day which is not a Business Day, then such period or time shall instead end on the next immediately following Business Day.

                 7.8 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

                 7.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

                 7.10 GOVERNING LAW;. This Agreement shall be construed in accordance with, and governed in all respects by the internal laws of the State of Nevada (without giving effect to principles of conflicts of laws).

                 7.11 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon: the Seller and its successors and assigns (if any); and Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: Seller; Purchaser; and the respective successors and assigns (if any) of the foregoing. Purchaser may only assign all of its rights under this Agreement (including its indemnification rights under Section 5.2, and not any part thereof, and then only if (a) the proposed assignee is a wholly-owned subsidiary of Purchaser, (b) Seller is provided with a written assignment and assumption agreement, reasonably acceptable to Seller, executed by Purchaser and such assignee and pursuant to which such assignee assumes all of Purchaser's rights, duties and obligations under the Transactional Agreements and (c) Purchaser concurrently assigns all of its rights under the Real Property Purchase Agreement to the same assignee in accordance with the terms and conditions of the Real Property Purchase Agreement. Any such permitted assignment and assumption shall relieve Purchaser of all of its duties and obligations under the Transactional Agreements, except that Purchaser shall remain liable, jointly and severally with any such assignee, for the performance of the obligation to invest not less than $1.4 million in the Club during the first 3 years following the Closing set forth in Section 6.6.

                 7.12 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). Seller agrees that in the event of any Breach or threatened Breach by Seller of any covenant, obligation or other provision set forth in this Agreement, Purchaser shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach.

                 7.13     WAIVER.

                          (a)     Except as expressly set forth herein, no
failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                          (b)     Except as expressly set forth herein, no
Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person: and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

                 7.14 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser and Seller.

                 7.15 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

                 7.16     PARTIES IN INTEREST. Except for the provisions of
Section 5 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

                 7.17 ENTIRE AGREEMENT. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

                 7.18 BROKERS. Purchaser and Seller each agrees to indemnify, defend and hold the other harmless from any Damages arising out of or in connection with any claim for any brokerage commission, finder's fee, acquisition fee or like payment asserted against the indemnified party by virtue of any action taken or allegedly taken by the indemnifying party in connection with the Acquisition. Without limiting the generality of the foregoing, Purchaser will pay a single $100,000 commission to The Weatherby Company, who represents Purchaser, at Closing with respect to the acquisition of both the Club and the Real Property and will satisfy any other obligation owed to The Weatherby Company in connection with the closing of the Acquisition and the acquisition of the Real Property.

                 7.19     CONSTRUCTION.

                          (a)     For purposes of this Agreement, whenever the
context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                          (b)     The parties hereto agree that any rule of
construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                          (c)     As used in this Agreement, the words
"include" and

"including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                          (d)     Except as otherwise indicated, all references
in this Agreement to "Sections", "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, all of which Exhibits and Schedules are hereby incorporated herein by this reference as if set forth fully herein.

                 7.20 WAIVER OF JURY. With respect to any dispute arising under or in connection with this Agreement or any related agreement, as to which no party invokes the right to arbitration hereinabove provided, or as to which legal action nevertheless occurs, each party hereby irrevocably waives all rights it may have to a jury trial, and each party agrees that it will not seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY PURCHASER AND SELLER AND EACH ACKNOWLEDGES THAT NEITHER THE OTHER PARTY NOR ANY PERSON ACTING ON BEHALF OF THE OTHER PARTY HAS MADE ANY REPRESENTATION OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. PURCHASER AND SELLER EACH FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER, BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. PURCHASER AND SELLER EACH FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION.

                 7.21 AUTHORITY TO SIGN. Each of the individuals executing this Agreement on behalf of Purchaser and Seller, respectively, represents that he is duly and validly authorized to do so.

                 7.22 SURVIVAL POST-CLOSING. Any provisions of this Agreement, or any other Transactional Agreement, which require observance, performance or enforcement after Closing shall survive Closing and shall continue to be binding on the parties hereto, subject to and in accordance with the other terms and conditions of this Agreement and the other Transactional Agreements.

         The parties hereto have caused this Asset Purchase Agreement to be executed and delivered as of May 1, 1997.

SELLER: GREEN VALLEY ATHLETIC CLUB LIMITED PARTNERSHIP, a Delaware limited partnership


                                By:  Green Valley Sports, Inc.,
                                     a Nevada corporation,
                                     its general partner


                                By:  /s/ Eric A. Traub
                                Its: Vice President


PURCHASER:                           THE SPORTS CLUB COMPANY, INC.,
                                     a Delaware corporation


                                By:  /s/ John M. Gibbons
                                     John M. Gibbons
                                     President

                                        EXHIBIT A

                                   CERTAIN DEFINITIONS

      For purposes of the Agreement (including this Exhibit A):

      1. ACQUISITION. "Acquisition" shall have the meaning specified in Recital A of the Agreement.

      2. ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving:

           (a) the sale or other disposition of all or any portion of the Seller's business or assets (other than in the Ordinary Course of Business);

           (b) the issuance, sale or other disposition of (i) any partnership interest in the Seller, or (ii) any security, instrument or obligation that is or may become convertible into or exchangeable for any partnership interest in the Seller: or

           (c) any merger, consolidation, business combination share exchange, reorganization or similar transaction involving the Seller.

      3. AFFILIATE. "Affiliate" shall mean and include:

                (i) any current or former shareholder, director or officer of, as applicable, the Seller or Purchaser;

                (ii) any sibling, uncle, aunt, niece or nephew of any person described in clause (i);

                (iii) any ancestor or lineal descendant of any person described in clauses (i) or (ii);

                (iv) any current or former spouse of any person described in clauses (i), (ii) or (iii) or any person who is a member of the same household of the person described in clauses (i), (ii) or (iii) or who has resided with such person for more than 10 days in any calendar year;

                (v) any ancestor or lineal descendant of any person described in clauses (i), (ii), (iii) or (iv);

                (vi) any entity or person in which any of the foregoing have a direct or indirect interest (except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market).

      4. ARCHITECTURAL REVIEW COMMITTEE. "Architectural Review Committee" shall mean the Architectural Review Committee for Town Center established under the CC&R.

      5. ARC ESTOPPEL. "ARC Estoppel" shall mean an estoppel certificate from the Architectural Review Committee, which shall be in form and substance identical to the form of estoppel attached hereto and incorporated herein by this reference as Exhibit H.

      6. ASSUMED CONTRACTS. Assumed Contracts shall have the meaning set forth in Section l.l(d).

      7. ASSUMED LIABILITIES. Assumed Liabilities shall have the meaning set forth in Section 1.3.

      8. BENEFIT PLAN. "Benefit Plan" shall mean any defined benefit plan or defined contribution plan maintained or formerly maintained by Seller or any predecessor or Affiliate of Seller.

      9. BILL OF SALE. "Bill of Sale" shall have the meaning set forth in
Section 1.5(a) of the Agreement.

      10. BREACH. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach of, or any failure to comply with or perform such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach or failure.

      11. BUSINESS DAY. "Business Day" shall mean any day other than Saturday, Sunday or any other day which is a legal holiday under the laws of either of the States of California or Nevada.

      12. CC&R. "CC&R" shall mean the Third Amendment to and Restatement of Declaration of Covenants, Conditions and Restrictions recorded February 10, 1993 in Book 930218 as Document No. 00166 of Official Records of Clark County, Nevada regarding Town Center.

      13. CC&R AMENDMENT. "CC&R Amendment" shall mean an amendment to the CC&R which shall be in form and substance identical to the form of amendment attached hereto and incorporated herein by this reference as Exhibit G.

      14. CERCLA. "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

      15. CLOSING. "Closing" shall have the meaning specified in Section 1.9(b) of the Agreement.

      16. CLOSING DATE. "Closing Date" shall mean the date on which the Closing shall occur.

      17. CLUB. "Club" shall have the meaning specified in Recital A of the Agreement.

      18. CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended.

      19. CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

      20. CONTRACT. "Contract" shall mean any written agreement, contract, understanding, arrangement instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment covenant, assurance or undertaking of any nature that relate to the Club and/or its operations.

      21. CONTRACT ASSIGNMENT. "Contract Assignment" shall have the meaning set forth in Section 1.5(a) of the Agreement.

      22. DAMAGES. "Damages" shall mean any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any reasonable legal fee, expert fee, accounting fee or advisory fee), charge, reasonable cost (including any reasonable cost of investigation) or reasonable expense of any nature.

      23. DELIVERY ITEMS. "Delivery Items" shall have the meaning set forth in
Section 1.6 of the Agreement.

      24. DEPOSIT. "Deposit" shall have the meaning set forth in Section 1.5(b) of the Agreement.

      25. DEPOSIT HOLDER. "Deposit Holder" shall have the meaning set forth in
Section 1.5(b) of the Agreement.

      26. DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Purchaser, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

      27. DUE DILIGENCE PERIOD. "Due Diligence Period" shall have the meaning set forth in Section 1.8(a)(vii) of the Agreement.

      28. ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, right of possession, lease, tenancy, license, Order, option, right of first refusal, imperfection of title, or Tax; provided that Encumbrance shall not include publicly recorded Encumbrances (i) that are not liens, or (ii) that do not restrict or affect the intended use of the Purchased Assets. Encumbrance shall further not include any Taxes that are not yet due and payable if such Taxes are to be prorated between Purchaser and Seller. Encumbrance shall further not include any matter disclosed in the Disclosure Schedule or the Restrictive Use Covenant.

      29. ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability company, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

      30. ENVIRONMENTAL LAW. "Environmental Law" shall mean CERCLA, the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 1100 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq., the Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Sections 1001 et seq., the Hazardous Materials Transportation Act, as amended, 42 U.S.C. Sections 1801 et seq., and the corresponding regulations, state laws and regulations, local ordinances and permit requirements which may be applicable.

      31. ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and all rules, regulations, directives and orders promulgated thereunder.

      32. ESCROW. "Escrow" shall have the meaning set forth in Section 1.5(b) of the Agreement.

      33. EXCLUDED ASSETS. "Excluded Assets" shall have the meaning set forth in
Section 1.2 of the Agreement.

      34. EXCLUDED CONTRACT. "Excluded Contract" shall mean any Seller Contract, other than the Membership Agreements, that:

           (a)  Seller has entered into in the Ordinary Course of Business;

           (b) has a term of less than 30 days or may be terminated by the Seller (without penalty) 30 days after the delivery of a termination notice by the Seller; and

           (c) does not contemplate or involve the payment of cash or other consideration in an amount or having a value in excess of $10,000.

      35. FACILITIES SCHEDULE. "Facilities Schedule" shall have the meaning set forth in Section 2.5 of the Agreement.

      36. FEE OWNER. "Fee Owner" shall have the meaning set forth in Recital B of the Agreement.

      37. FISCAL 1994 BALANCE SHEET. "Fiscal 1994 Balance Sheet" shall have the meaning set forth in Section 2.2(a)(i) of the Agreement.


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

      38. FISCAL 1995 BALANCE SHEET. "Fiscal 1995 Balance Sheet" shall have the meaning set forth in Section 2.2(a)(ii) of the Agreement.

      39. FISCAL 1996 BALANCE SHEET. "Fiscal 1996 Balance Sheet" shall have the meaning set forth in Section 2.2(a)(iii) of the Agreement.

      40. GENERAL PARTNER. "General Partner" shall mean Green Valley Sports, Inc., a Nevada corporation.

      41. GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any:

           (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issuable or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or

           (b) right under any Contract with any Governmental Body.

      42. GOVERNMENTAL BODY. "Governmental Body" shall mean any:

           (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

           (b) federal, state, local, municipal, foreign or other government;

           (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);

           (d)  multi-national organization or body; or

           (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

      43. HAZARDOUS MATERIAL. "Hazardous Material" shall mean:

           (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl:

           (b) any waste, gas or other substance or material that is explosive or radioactive;

           (c) any "hazardous substance," "pollutant," "contaminant," "hazardous waste." "regulated substance." "hazardous chemical" or "toxic chemical" as designated, listed or defined (whether expressly or by reference) in any Environmental Law (including CERCLA, any other so-called "superfund" or "superlien" law, the Resource Conservation Recovery Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act and the respective regulations promulgated thereunder);

           (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and

           (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause "(a)", "(b)", "(c)" or "(d)" above

      44. INDEMNITEES. "Indemnitees" shall as the context may indicate sometimes refer to either the Purchaser Indemnitees or the Seller Indemnitees, or both.

      45. IDENTIFIED APPROVALS. "Identified Approvals" shall have the meaning set forth in Section 1.8(a)(iii).

      46. INVENTORY. "Inventory" shall have the meaning set forth in Section 1.1(i) of the Agreement.

      47. IP LICENSE. "IP License" shall have the meaning set forth in Section 1.6(c)(iv).

      48. KNOWLEDGE. An individual shall be deemed to have "Knowledge" of a particular fact or other matter only if such individual is actually aware of such fact or other matter.

      In the case of Purchaser, Purchaser shall be deemed to have "Knowledge" of a particular fact or other matter only if any of D. Michael Talla, John Gibbons, or Timothy O'Brien has Knowledge of such fact or other matter.

      In the case of Seller, Seller shall be deemed to have "Knowledge" of a particular fact or other matter only if any of Misty Chadwick, Eric A. Traub and Rita McCreery has Knowledge of such fact or other matter.

      49. LEASES. "Leases" shall have the meaning set forth in Section 2.7 of the Agreement.


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

      50. LEASE ASSIGNMENT. "Lease Assignment" shall have the meaning set forth in Section 1.5(a) of the Agreement.

      51. LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state local, municipal, foreign or other law, statute, legislation, constitution, law resolution, ordinance, code edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued enacted adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

      52. LIABILITY. "Liability" shall mean any debt, obligation, duty or liability of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet and regardless of whether such debt obligation, duty or liability is immediately due and payable.

      53. MEMBER. "Member" shall mean an individual who as of the Closing Date is a member in good standing of the Club under the terms of a valid Membership Agreement.

      54. MEMBERSHIP AGREEMENT. "Membership Agreement" shall mean any written agreement between a Member and, or on behalf of, the Seller pursuant to which such Member is entitled to use of the facilities and services of the Seller at the Club.

      55. MODIFICATION. "Modification" shall have the meaning set forth in
Section 1.8(b) of the Agreement.

      56. ORDER. "Order" shall mean any:

           (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

           (b) Contract with any Governmental Body that is or has been entered into in connection with any Proceeding.

      57. ORDINARY COURSE OF BUSINESS. An action taken by or on behalf of the Seller shall not be deemed to have been taken in the "Ordinary Course of Business" unless

           (a) such action is generally consistent with the Seller's past practices and is taken in the ordinary course of the Seller's normal day-to-day operations; and

           (b) such action is not required to be authorized by the Seller's stockholders, the Seller's board of directors or any committee of the Seller's board of directors and does not require any other separate or special authorization of any nature.


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

      58. OUTSIDE CLOSING DATE. "Outside Closing Date" shall have the meaning set forth in Section 1.9(a) of the Agreement.

      59. PERSON. "Person" shall mean any individual, Entity or Governmental
Body.

      60. PERSONAL PROPERTY LEASES. "Personal Property Leases" shall have the meaning set forth in Section 1.1(b) of the Agreement.

      61. PROCEEDING. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation brought, conducted or heard by or before, or that otherwise involves, any Governmental Body, judge, arbitrator or arbitration panel.

      62. PROPRIETARY ASSET. "Proprietary Asset" shall mean any patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, trade secret, know-how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, proprietary right or other intellectual property right or intangible asset.

      63. PURCHASE PRICE. "Purchase Price" shall have the meaning set forth in
Section 1.5(a) of the Agreement.

      64. PURCHASED ASSETS. "Purchased Assets" shall have the meaning set forth in Section 1.1 of the Agreement.

      65. PURCHASER. "Purchaser" shall mean The Sports Club Company, Inc., a Delaware corporation.

      66. PURCHASER DELIVERY ITEMS. "Purchaser Delivery Items" shall have the meaning set forth in Section 1.6(b) of the Agreement.

      67. PURCHASER INDEMNITEES. "Purchaser Indemnitees" shall mean the following Persons:

           (a) Purchaser;

           (b) Purchaser's current and future Affiliates;

           (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above; and

           (d) the respective successors and permitted assigns of the Persons referred to in clauses (a), (b), and (c) above.


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

      68. PURCHASER TRANSACTION COSTS. "Purchaser Transaction Costs" shall have the meaning specified in Section 7.2(b) of the Agreement.

      69. REAL PROPERTY. "Real Property" shall have the meaning specified in Recital B of the Agreement.

      70. REAL PROPERTY LEASES. "Real Property Leases" shall have the meaning set forth in Section 1.1(a).

      71. REAL PROPERTY PURCHASE AGREEMENT. "Real Property Purchase Agreement" shall have the meaning specified in Recital C of the Agreement.

      72. RELATED PARTY. Each of the following shall be deemed to be a "Related Party":

           (a) Seller;

           (b) each individual who is, or who has been within the past twelve
(12) months, an officer or shareholder of the Seller or of any of its predecessors in interest;

           (c) each member of the family of each of the individuals referred to in clauses "(a)" and "(b)" above; and

           (d) any Entity (other than the Seller) in which any one of the individuals referred to in clauses "(a)", "(b)" and "(c)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

      73. REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives. Seller and all other Related Parties shall be deemed to be "Representatives" of Seller.

      74. RESTRICTIVE USE COVENANT. "Restrictive Use Covenant" shall mean a covenant restricting the uses to which the Real Property may be put, the form of which is attached hereto as Exhibit E, that is to be executed by Fee Owner and recorded as an Encumbrance against the Real Property as part of the closing under the Real Property Purchase Agreement.

      75. SELLER. "Seller" shall mean Green Valley Athletic Club Limited Partnership, a Delaware limited partnership.

      76. SELLER CONTRACT. "Seller Contract" shall mean any Contract:

           (a) to which the Seller is a party;

           (b) by which the Seller or any of its assets is bound or under which the


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

Seller has any obligation; or

           (c) under which the Seller has any right or interest.

      77. SELLER DELIVERY ITEMS. "Seller Delivery Items" shall have the meaning set forth in Section 1.6(b) of the Agreement.

      78. SELLER FINANCIAL STATEMENTS. "Seller Financial Statements" shall have the meaning set forth in Section 2.2(iv) of the Agreement.

      79. SELLER INDEMNITEES. "Seller Indemnities" shall mean the following
Persons:

           (a) Seller;

           (b) Seller's current and future Affiliates;

           (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above; and

           (d) the respective successors and permitted assigns of the Persons referred to in clauses (a), (b) and (c) above.

      80. SELLER TRANSACTION COSTS. "Seller Transaction Costs" shall have the meaning specified in Section 7.2(a) of the Agreement.

      81. SPECIFIED CONTRACTUAL LIABILITIES. "Specified Contractual Liabilities" shall mean the obligations of the Seller under the Assumed Contracts, but only to the extent such obligations (a) arise after the Closing Date, (b) do not arise from or relate to any breach by, or on behalf of, the Seller of any provision of any of such contracts, (c) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of, any of such contracts, and (d) are ascertainable (in nature and amount) solely by reference to the express terms of such contracts; provided, however that notwithstanding anything contained herein or in the Agreement, the "Specified Contractual Liabilities" shall not include and Purchaser shall not be required to assume or to perform or discharge, except if and to the extent the same shall have been prorated as part of the Closing in favor of Purchaser or except as may otherwise be expressly provided in the Agreement:

                (i) any Liability with respect to any accounts payable or any short-term or long-term indebtedness of the Seller;

                (ii) any Liability of the Seller arising from or relating to any action taken by the Seller, or any failure on the part of the Seller to take any action, at any time prior to, on or after the Closing Date;

                (iii) any Liability of the Seller arising from or relating to
(x) any


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

services performed or provided by the Seller, or (y) any claim, Order or Proceeding against the Seller;

                (iv) any Liability of the Seller for the payment of any Tax;

                (v) any Liability of the Seller to any employee or former employee of the Seller (whether for salaries, wages, severance pay, vacation pay, benefits or other compensation);

                (vi) any Liability under any Contact, if (x) an accurate and complete copy, in all material respects, of such Contract and all amendments thereto insofar as it and they pertain to such liability shall not have been furnished to Purchaser by the Seller prior to the Closing Date or (y) except for any Identified Approvals, any Consent required to be obtained from any Person with respect to the assignment or delegation to Purchaser of any rights or obligations under such Contract shall not have been obtained prior to the Closing Date;

                (vii) any obligation of the Seller to indemnify or defend any other Person against or in connection with any infringement claim or similar claim;

                (viii) any Liability that is inconsistent with or that constitutes an inaccuracy in, or that arises or exists by virtue of any Breach of, any covenant or obligation of the Seller; or

                (ix) any other Liability that is not specifically included in the Specified Contractual Liabilities or otherwise is not expressly assumed by Purchaser in the Agreement.

      82. SUBLEASE. "Sublease" shall mean any sublease, license agreement, concession agreement or other agreement, written or oral, pursuant to which any Person, other than a Member, has any right to occupy or use any portion of the Club for any purpose whatsoever.

      83. SUBTENANT. "Subtenant" shall mean any party having the right to use or occupy any portion of the Club under any Sublease.

      84. TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

      85. TOWN CENTER. "Town Center" shall mean that certain shopping center


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

located on Sunset Road and Olympic Avenue between Mountain Vista Street and Green Valley Parkway, Henderson, Nevada.

      86. TRANSACTIONAL AGREEMENTS. "Transactional Agreements" shall mean:

           (a) the Agreement;

           (b) the Contract Assignment;

           (c) the Lease Assignment; and

           (d) the Bill of Sale.

      87. TRANSACTION COSTS. "Transaction Costs" shall mean all fees, costs and expenses (including all legal, auditing and accounting expenses) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of any party hereto in connection with:

           (a) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions;

           (b) the investigation and review conducted by the Purchaser and its Representatives with respect to the Seller's business;

           (c) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transactional Agreements and all certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions;

           (d) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and

           (e) the consummation and performance of the Transactions.

      88. TRANSACTIONS. "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including:

           (a)  the Acquisition in accordance with the Agreement; and

           (b) the performance by Seller and Purchaser of their respective obligations under the Transactional Agreements and the exercise by the Seller and Purchaser of their respective rights under the Transactional Agreements.

      89. WARN ACT. "WARN Act" shall mean the Workers Adjustment and


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

Retraining Notification Act, 29 U.S.C. 2201, as amended and all rules, regulations, directives and orders promulgated thereunder.


                                       13